UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Oclaro, Inc.
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OCLARO, INC.
225 Charcot Avenue
San Jose, California 95131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 17, 2017
To the Stockholders of Oclaro, Inc.:
The annual meeting of stockholders of Oclaro, Inc., a Delaware corporation (Oclaro, the Company, we, us or our), will be held on Friday, November 17, 2017, at 8:00 a.m., local time, at our corporate headquarters, 225 Charcot Avenue, San Jose, California, for the purpose of considering and voting upon the following matters:

1.
To elect Edward Collins, Denise Haylor and William L. Smith as Class I directors to serve three-year terms and until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	To approve an amendment to the Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan;

3.	To approve the advisory resolution approving the compensation of our Named Executive Officers;

4.	To conduct an advisory vote on the frequency with which we will hold future stockholder advisory votes on the compensation of our Named Executive Officers; and

5.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.
The stockholders will also act on such other business as may properly come before the annual meeting, including any postponements or adjournments thereof. Our board of directors has no knowledge of any other business to be transacted at the annual meeting.
The proxy statement accompanying this notice describes each of these items of business in detail. We are enclosing a copy of our Annual Report on Form 10-K for the fiscal year ended July 1, 2017 with the proxy statement that accompanies this notice of meeting. The Annual Report on Form 10-K for the fiscal year ended July 1, 2017 contains consolidated financial statements and other information of interest to you. Holders of     our common stock at the close of business on September 21, 2017 are entitled to receive this notice and to vote at the annual meeting or any adjournment thereof.
YOUR VOTE IS VERY IMPORTANT. We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we urge you to vote your shares over the Internet or by telephone as provided in the instructions set forth on the proxy card, or complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

By order of the Board of Directors,

Marissa Peterson
Chairman of the Board of Directors

September 27, 2017

OCLARO, INC.
Proxy Statement for the Annual Meeting of Stockholders

Page
Proxy Statement for the Annual Meeting of Stockholders	1
Voting Your Shares and Revocation of Proxies	1
Attendance at the Annual Meeting	2
Stockholders Entitled to Vote	3
Votes Required	3
Security Ownership of Certain Beneficial Owners and Management	4
PROPOSAL 1 - ELECTION OF CLASS I DIRECTORS	6
Compensation Committee Report	11
Executive Compensation — Compensation Discussion and Analysis	12
Executive Compensation - Compensation Tables	24
Compensation Committee Interlocks and Insider Participation	31
Corporate Governance	31
PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO THE FIFTH AMENDED AND RESTATED 2001 LONG-TERM STOCK INCENTIVE PLAN	37
PROPOSAL 3 - APPROVAL OF THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	46
PROPOSAL 4 - ADVISORY VOTE ON THE FREQUENCY WITH WHICH WE WILL HOLD FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	48
PROPOSAL 5 - RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	48
Audit Matters	49
Audit Committee Report	50
Pre-Approval Policies and Procedures	50
Stockholder Proposals for 2018 Annual Meeting	51
Householding of Proxy Statement	51
Financial Statements Available; Incorporation by Reference	51
Other Matters	52
Annex A	A - 1
Annex B	B - 1

i

OCLARO, INC.
Proxy Statement for the Annual Meeting of Stockholders
To Be Held on November 17, 2017
This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors (the Board) for the 2017 annual meeting of stockholders (the Annual Meeting) to be held on Friday, November 17, 2017 at 8:00 a.m., local time, at our corporate headquarters, 225 Charcot Avenue, San Jose, California, 95131, including any postponements or adjournments thereof.
We have elected to provide access to our proxy materials over the Internet. Accordingly, on or about September 27, 2017, we are sending a Notice Regarding the Availability of Proxy Materials (Notice) to certain of our stockholders of record, and we are sending a paper copy of the proxy materials and proxy card to other stockholders of record who we believe would prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice. For those who receive proxy materials in paper form, the notice of the Annual Meeting, this proxy statement, our Annual Report on Form 10-K for the fiscal year ended July 1, 2017 (the 2017 Annual Report), which includes our audited financial statements for the fiscal year ended July 1, 2017, and the enclosed proxy card are first being mailed to stockholders on or about September 27, 2017.
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on November 17, 2017
This proxy statement and our 2017 Annual Report are available for viewing, printing and downloading at www.proxyvote.com.
You can also find this proxy statement and our 2017 Annual Report on the Internet at our website at www.oclaro.com or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may also obtain a copy of our 2017 Annual Report, as filed with the Securities and Exchange Commission (which we sometimes refer to herein as the Commission) without charge as provided in the Notice or upon written request to Oclaro, Inc., 225 Charcot Avenue, San Jose, California, 95131, Attn: Stock Administrator. We will provide the 2017 Annual Report without exhibits unless you specify in writing that you are requesting copies of the exhibits.
Certain documents referenced in this proxy statement are available on our website at www.oclaro.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.
Voting Your Shares and Revocation of Proxies
You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy.
The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in “street name," which means your shares are held of record by a broker, bank or nominee, you will receive a notice from your broker, bank or nominee that includes instructions on how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker, bank or nominee by following the instructions on the notice provided by your broker, bank or nominee.
The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on November 16, 2017. If you vote by Internet or telephone, then you need not return a written proxy card by mail.
Your vote is very important. You should submit your proxy even if you plan to attend the Annual Meeting in person.

All shares held by stockholders who are entitled to vote and who are represented at the Annual Meeting by properly submitted proxies received before the polls are closed at the Annual Meeting will be voted in accordance with the instructions indicated on the proxy card, unless such proxy is properly revoked prior to the vote being taken on the matter submitted to the stockholders at the Annual Meeting.
A proxy may be revoked and your vote changed in advance of the Annual Meeting. If you are a stockholder of record, you can change your vote and revoke your proxy at any time before the vote is taken at the Annual Meeting by doing any one of the following:

•	filing with our corporate secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	duly executing a later dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote; or

•	attending the Annual Meeting and voting in person. Attendance at the Annual Meeting, if a stockholder does not vote, will not be sufficient to revoke a proxy.
Any written notice of revocation or subsequent proxy should be sent to us at the following address: Oclaro, Inc., 225 Charcot Avenue, San Jose, California 95131, Attention: Corporate Secretary. If your shares are held in street name, you must follow the instructions of your broker, bank or nominee to revoke a previously given proxy.
If a proxy card does not specify how the proxy is to be voted with respect to:

•	the election of the three nominated Class I directors for a three year term, the shares will be voted “FOR” the election of the three nominated Class I directors;

•	the approval of an amendment to the Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan, the shares will be voted “FOR” the approval of the amendment;

•
the approval of the advisory resolution approving the compensation of our Named Executive Officers, the shares will be voted “FOR” the approval of the advisory resolution approving the compensation of our Named Executive Officers;

•
the advisory vote on the frequency with which we hold future stockholder advisory votes on the compensation of our Named Executive Officers, the shares will be voted for every "1 Year" with respect to such frequency; and

•
the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, the shares will be voted “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

By submitting a proxy (whether by telephone, over the Internet or by signing a proxy card), you are conferring discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting. The Board does not know of any other matters that may come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, including consideration of a motion to adjourn the Annual Meeting to another time or place (including for the purpose of soliciting additional proxies), the persons named in the proxy will exercise their judgment in deciding how to vote, or otherwise act, at the Annual Meeting with respect to that matter or proposal.
If you receive more than one proxy card, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card you receive.
Attendance at the Annual Meeting
Only holders of our common stock as of the record date for the Annual Meeting, their proxy holders, and guests we may invite may attend the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and photo identification to the Annual Meeting. For example, you could bring an account statement showing that you beneficially owned shares of our common stock as of the record date as acceptable proof of ownership. You must also contact your broker and follow their instructions in order to vote your shares at the Annual Meeting. You may not vote your shares at the Annual Meeting unless you have first followed the procedures outlined by your broker.

Stockholders Entitled to Vote
The Board fixed September 21, 2017 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. On September 21, 2017, there were 168,776,492 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the Annual Meeting.
A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting, and at our corporate headquarters during regular business hours for a period of no less than ten days prior to the Annual Meeting.
Votes Required
The holders of at least a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock present in person or represented by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a broker indicates on its proxy that it does not have discretionary voting authority to vote shares for which it is the holder of record at the Annual Meeting, the shares will still be counted in determining whether a quorum is present.
Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which are “non-routine,” without specific instructions from the beneficial owner. We believe that the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year is considered to be a “routine” matter. Accordingly, we do not expect “broker non-votes” on this proposal. The other proposals to be voted on at the Annual Meeting are not considered routine matters, and without your instruction, your broker cannot vote your shares. Accordingly, we expect “broker non-votes” on these proposals.
If the shares you own are held in “street name,” the bank, brokerage firm or nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions that your bank, brokerage firm or nominee provides you. If you desire to vote your shares held in “street name” at the Annual Meeting by proxy, you will need to obtain a proxy card from the holder of record.

On all matters, each share has one vote. We have a majority voting standard for the election of directors in an uncontested election, which is generally defined as an election in which the number of nominees does not exceed the number of directors to be elected as of the tenth day preceding the date we first mail our notice of meeting for the Annual Meeting. Under this voting standard, each nominee for the three director seats must be elected by the affirmative vote of the majority of the votes cast by stockholders for that nominee (meaning the number of shares voted “for” a nominee’s election must exceed the number of shares voted “against” such nominee’s election). With respect to the proposal regarding the election of our directors, neither “broker non-votes” nor abstentions are counted as a vote cast either “for” or “against” that nominee’s election. It is the policy of the Board that incumbent director nominees, such as the three directors nominated for re-election at the Annual Meeting, must submit to the Chairman of the nominating and corporate governance committee of the Board or, in the case of such Chairman, to the Chairman of the Board, an advance irrevocable resignation that is conditioned upon (i) the director’s failure to receive the affirmative vote of the majority of the votes cast by stockholders for that director in an uncontested election, and (ii) the Board’s acceptance of such resignation. Each of Edward Collins, Denise Haylor and William L. Smith has submitted a conditional irrevocable resignation to the Chairman of the nominating and corporate governance committee of the Board in accordance with the Board’s policy.

For the other proposals to be approved, our by-laws require the affirmative vote of the holders of a majority in voting power of the shares of our common stock as of the record date that are present in person or represented by proxy and voting on such matters. “Broker non-votes” and abstentions are not included in the tabulation of the voting results and, accordingly, they do not have the effect of votes “AGAINST” such proposals.

Security Ownership of Certain Beneficial Owners and Management
The following table shows the number of shares of our common stock beneficially owned as of September 1, 2017 by each entity or person who is known to us to own five percent or more of our common stock, each director, each executive officer listed in the Fiscal 2017 Summary Compensation Table below, and all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the Commission. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of our common stock issuable pursuant to options to purchase or other rights to acquire shares of common stock that are exercisable within 60 days of September 1, 2017 are deemed to be beneficially owned by the person holding such options or rights for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Applicable percentage of beneficial ownership is based on 168,669,501 shares of our common stock outstanding as of September 1, 2017. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.
The address of each of our executive officers and directors is c/o Oclaro, Inc., 225 Charcot Avenue, San Jose, California 95131.

Beneficial Owner	Number of Shares	Percentage of Total
5% Stockholders
BlackRock, Inc. (1) 55 East 52 Street New York, NY 10055	16,826,906	10.0%
Kopp Holding Company, LLC (2) 8400 Normandale Lake Boulevard, Suite 1450 Bloomington, MN 55437	8,629,754	5.1%
Named Executive Officers and Directors
Greg Dougherty (3)	845,220	*
Jim Haynes (4)	411,896	*
Edward Collins (5)	326,081	*
Marissa Peterson (6)	290,417	*
Adam Carter (7)	251,613	*
Joel A. Smith, III (8)	251,575	*
William L. Smith (9)	229,974	*
Kendall Cowan (10)	224,553	*
David Teichmann (11)	219,245	*
Pete Mangan (12)	217,331	*
Yves LeMaitre (13)	72,906	*
Denise Haylor (14)	38,785	*
Ian Small (15)	23,391	*
All executive officers and directors as a group (16 persons) (16)	3,453,555	2.0%

*	less than 1%

(1)
The following information is based on a Schedule 13G filed with the Commission on July 10, 2017 by BlackRock, Inc. (BlackRock). BlackRock is the beneficial owner of and has sole dispositive power with respect to 16,826,906 shares of our common stock, and sole voting power with respect to 16,488,948 shares of our common stock.

(2)
    The following information is based on Amendment No. 1 to Schedule 13G filed with the Commission on January 6, 2017 by Kopp Family Office, LLC (KFO), Kopp Holding Company, LLC (Holdco), which is the parent of KFO, and LeRoy C. Kopp, who is the control person of Holdco. KFO is the beneficial owner of 7,804,643 shares of our common stock. KFO has shared voting power and shared dispositive power with respect to these shares of our common stock. HoldCo beneficially owns and has shared voting power with respect to 8,629,754 shares of our common stock and has shared dispositive power with respect to 5,310,839 shares of our common stock. Mr. Kopp beneficially owns 8,669,179 shares of our common stock, has shared voting power with respect to 8,629,754 shares of our common stock, has sole dispositive power with respect to 3,358,340 shares of our common stock and has shared dispositive power with respect to 5,310,839 shares of our common stock.

(3)	Represents 812,213 shares beneficially owned by Mr. Dougherty and 33,007 shares issuable pursuant to options exercisable within 60 days of September 1, 2017.

(4)
Mr. Haynes was an individual who would have qualified as one of the three most-highly compensated executive officers had he been an executive officer at the end of fiscal 2017. Represents 215,594 shares beneficially owned by Mr. Haynes and 196,302 shares issuable pursuant to options exercisable within 60 days of September 1, 2017.

(5)
Represents 142,571 shares beneficially owned by Mr. Collins, 77,731 held in trust, 70,000 shares owned by his spouse and 35,779 shares issuable pursuant to options exercisable within 60 days of September 1, 2017.

(6)	Represents 273,371 shares beneficially owned by Ms. Peterson and 17,046 shares issuable pursuant to options exercisable within 60 days of September 1, 2017.

(7)	Represents 172,447 shares beneficially owned by Mr. Carter and 79,166 shares issuable pursuant to options exercisable within 60 days of September 1, 2017.

(8)
Represents 218,482 shares beneficially owned by Mr. Smith individually, 86 shares beneficially owned by his spouse and 33,007 shares issuable pursuant to options exercisable within 60 days of September 1, 2017.

(9)	Represents 229,974 shares beneficially owned by Mr. Smith.

(10)	Represents 224,553 shares beneficially owned by Mr. Cowan.

(11)	Represents 142,891 shares beneficially owned by Mr. Teichmann and 76,354 shares issuable pursuant to options exercisable within 60 days of September 1, 2017.

(12)	Represents 206,081 shares beneficially owned by Mr. Mangan and 11,250 shares issuable pursuant to options exercisable within 60 days of September 1, 2017.

(13)	Represents 44,831 shares beneficially owned by Mr. LeMaitre and 28,075 shares issuable pursuant to options exercisable within 60 days of September 1, 2017.

(14)	Represents 38,785 shares beneficially owned by Ms. Haylor.

(15)	Represents 23,391 shares beneficially owned by Mr. Small.

(16)	Includes 42,500 shares issuable pursuant to options exercisable within 60 days of September 1, 2017 held by our executive officers not listed in the table.
Forward-Looking Statements
This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those set forth in the statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements involve significant risks and uncertainties, including those set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended July 1, 2017 filed with the SEC, actual results may vary materially and investors should not unduly rely on such statements.

PROPOSAL I
ELECTION OF CLASS I DIRECTORS
We have three classes of directors, currently consisting of three Class I directors, three Class II directors and two Class III directors. The Class I, Class II and Class III directors serve until the annual meeting of stockholders to be held in 2017, 2018, and 2019, respectively, or until their respective successors are elected and qualified. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. Edward Collins, Denise Haylor and William L. Smith are currently serving as Class I directors.
Upon the recommendation of our nominating and corporate governance committee, the Board has nominated Mr. Collins, Ms. Haylor and Mr. Smith for re-election to serve as Class I directors (the Nominees). If the Nominees are elected this year, they will be elected to serve as members of the Board until the 2020 annual meeting of stockholders, or until their successors are elected and qualified. The Nominees have each indicated their willingness to serve on the Board, if elected; however, if any of them should be unable to serve, the person empowered to act pursuant to a validly submitted proxy may vote the proxy for a substitute nominee designated by the Board. The Board has no reason to believe that any of the Nominees would be unable to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named above.
For each member of the Board and person nominated to become a director there follows information given by each concerning his or her principal occupation and business experience for at least the past five years, the names of other public reporting companies of which he or she serves, or has during the past five years served, as a director and his or her age and length of service as one of our directors. In addition, for each director and person nominated to become a director, there follows information regarding the specific experience, qualifications, attributes or skills that led to the conclusion of the Board that the person should serve as a director. There are no family relationships among any of our directors and executive officers. No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.
Board Recommendation
The Board believes that the election of Edward Collins, Denise Haylor and William L. Smith to serve as Class I directors is in the best interest of Oclaro and our stockholders and, therefore, unanimously recommends that the stockholders vote “FOR” the election of the Nominees.
Class I Directors — Nominees for Election to the Board at the 2017 Annual Meeting
Edward Collins, 74, has served as a director of Oclaro since May 2008. From 1995 to 2014, Mr. Collins served as the Managing Director and a Partner at ChinaVest Group, a private equity group investing in China. In connection with the winding up of ChinaVest V, LP, he was an officer of Phoenix Liquidators LLC from 2011 to 2013. From 2012 to 2015, Mr. Collins was Senior Counsel with the international law firm White and Case. From 2007 to 2010, Mr. Collins served as Chairman, and is currently a director, of California Bank of Commerce. From 1999 to 2011 he served as chairman of the audit committee of TFC - the Taiwan Greater China Fund, listed on the NYSE, and was a director and chairman of the audit committee of the successor to TFC, the Shelton Greater China Fund, until 2012. Since 2009, Mr. Collins has served as non-executive Chairman of Branded Spirits, Ltd., a privately held company that sells branded spirits.  He served as non-executive Chairman of MedioStream, Inc., a software company, from 2001 to 2014.  From 1988 to 1994, Mr. Collins was a partner at the law firm of McCutchen, Doyle, Brown, & Enersen, where he was responsible for the Greater China practice. He has served as counsel to various investment groups, banks and manufacturing companies in Hong Kong and Taiwan, and is a member of the State Bar of California.  With his many years of experience in the private equity industry, Mr. Collins brings to our Board in-depth knowledge of finance and strategic investment strategy. Mr. Collins’ experience and training as a practicing attorney also enables him to bring valuable insights to the Board, including his thorough understanding of the legal risk of our business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Collins should serve as a director.
Denise Haylor, 53, has served as a director of Oclaro since August 2016. She has served as a Partner and Managing Director of The Boston Consulting Group since April 2017. From June 2014 to March 2017, she served as the Chief Human Resources Officer and member of the Executive Committee of Royal Philips, a global industrial company with businesses in lighting, healthcare and consumer lifestyle. Prior to joining Royal Philips, from February 2011 to November 2012, Ms. Haylor was the Senior Vice President, HR Operations, HR Business Partners and Talent Management of Flextronics, an electronics, manufacturing services and end to end supply chain solutions provider, and from November 2012 to June 2014, Ms. Haylor was the Chief Human Resources Officer of

Flextronics. Ms. Haylor began her carrier in human resources with Siemens in 1988 and later joined Motorola in June 1998, where she held a number of HR roles within Motorola and worked in many businesses. She earned a master's degree in strategic human resource management from the Kingston Business School of the University of London, graduated from the advanced human resource executive program at the University of Michigan and earned a six sigma - black belt. Ms. Haylor brings to the Board her extensive knowledge in the area of human resources, as well as experience as a senior executive of a global, complex and large industrial company. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Haylor should serve as a director.
William L. Smith, 60, has served as a director of Oclaro since July 2012. Prior to Oclaro, Mr. Smith served on Opnext’s Board of Directors from April 2009 to July 2012. From September 2014 to September 2016, Mr. Smith served as President, AT&T Technology Operations, where he was responsible for all technology-related operations across AT&T’s global service footprint, including network planning and engineering, AT&T’s global network operations center, mobility and wireline central offices, undersea cable infrastructure, construction and engineering with wireless field operations, core installation and maintenance, U-verse field operations and data center operations. From January 2010 to September 2014, Mr. Smith was President, AT&T Network Operations. From March 2008 to December 2009, Mr. Smith was President, Local Network Operations at AT&T, where he was responsible for all local network-related operations across AT&T’s domestic footprint. From October 2007 to March 2008, Mr. Smith was AT&T’s Executive Vice President — Shared Services, in charge of mass market and enterprise operations, corporate real estate, procurement, regional wireline planning, and business planning and integration, and from January 2007 to October 2007 he served as AT&T’s Senior Vice President of Network Operations in the Southeast. Before AT&T’s acquisition of BellSouth Corporation in December 2006, Mr. Smith served as Chief Technology Officer for BellSouth from 2001 until December 2006, responsible for setting the overall technology direction for BellSouth’s core infrastructure. In that position, he was responsible for network and operations technology, internet protocol applications, next generation strategy, and BellSouth Entertainment, LLC. He served in a variety of roles at AT&T between February 1979 and 2001. Mr. Smith graduated with honors from North Carolina State University at Raleigh in 1979, and was on the board of advisors of its graduate school for several years. He is the former chairman of the board of the Make a Wish Foundation of Georgia and Alabama and has served on several other non-profit boards. With Mr. Smith’s previous service as a director of Opnext, he brings to the Board extensive knowledge of our business, operations, products and industry. In addition, his more than three decades of service in various management and executive positions at a large, international telecommunications company enables Mr. Smith to make a significant contribution in his role as director, especially with respect to the operational and strategic issues we encounter. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Smith should serve as a director.
Class II Directors — Terms Expiring 2018
Greg Dougherty, 57, has served as Chief Executive Officer of Oclaro since June 2013 and has served as a director of Oclaro since April 2009. Prior to Oclaro, Mr. Dougherty served as a director of Avanex Corporation ("Avanex"), a leading global provider of intelligent photonic solutions, from April 2005 to April 2009, when Avanex and Bookham merged to create Oclaro. Mr. Dougherty also served as a director of Picarro, Inc., a manufacturer of ultra-sensitive gas spectroscopy equipment using laser-based technology, from October 2002 to August 2013, and as its Interim Chief Executive Officer from January 2002 to April 2004. He also served on the board of directors of the Ronald McDonald House at Stanford from January 2004 to December 2009. From February 2001 until September 2002, Mr. Dougherty was the Chief Operating Officer at JDS Uniphase Corporation (JDS), an optical technology company. Prior to JDS he was the Chief Operating Officer of SDL, Inc., from March 1997 to February 2001 when they were acquired by JDS. From 1989 to 1997, Mr. Dougherty was the Director of Product Management and Marketing at Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. Mr. Dougherty received a bachelor's degree in optics in 1983 from the University of Rochester. Mr. Dougherty brings significant leadership, operations, sales, marketing and general management experience to the Board. Mr. Dougherty provides the Board with valuable insight into management’s perspective with respect to our operations. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Dougherty should serve as a director.
Marissa Peterson, 55, was elected Chairman of the Board of Directors in June 2013 and has served as a director of Oclaro since July 2011. She currently runs an executive coaching and management consulting practice. Ms. Peterson was formerly Executive Vice President, Worldwide Operations, Services and Customer Advocacy for Sun Microsystems Inc., a seller of computers, computer components, computer software, and information technology services until her retirement in 2005 after 17 years with the company. From August 2008 to the present, Ms. Peterson has served as a director of Humana Inc., a healthcare benefits and insurance provider, and is currently a member of their audit committee. From August 2006 to the present, she has served as a director for Ansell Limited, a public company listed on the Australia Stock Exchange and a global leader in safety and protection solutions, where she is currently a member of their risk committee and chairman of their human resources and compensation committee. She previously served as a director of Supervalu Inc., the Lucile Packard Children’s Hospital at Stanford, Quantros, Inc., and served on the board of trustees of

Kettering University. Ms. Peterson has received the distinction of being an NACD (National Association of Corporate Directors) Board Leadership Fellow. She earned a master's degree from Harvard University in business administration, and an honorary doctorate of management and a bachelor's degree in mechanical engineering from Kettering University. Ms. Peterson brings to the Board her extensive knowledge in the areas of operations, management, and customer relations, as well as experience as a senior executive of a large, global, complex and well-respected technology company. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Peterson should serve as a director.
Ian Small, 53, has served as a director of Oclaro since September 2017. He has served as the Chairman of the Board of TokBox, a platform-as-a-service provider of embedded video communications, since April 2014. From November 2013 to June 2016, he held a variety of positions at Telefonica S.A., a global broadband and telecommunications provider, most recently as its Chief Data Officer. From May 2009 to April 2014, he served as the CEO of TokBox, which was acquired by Telefonica in October 2012. Prior to joining TokBox, Mr. Small held a variety of technology and strategy positions at MarkLogic, marchFIRST and USWeb/CKS. He earned a master's degree in computer science and a bachelor's degree in engineering science from the University of Toronto. Mr. Small brings to the Board his extensive knowledge in the areas of communications services and digital services as well as experience as a senior executive of a global telecommunications company. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Small should serve as a director.
Class III Directors — Terms Expiring 2019
Kendall Cowan, 63, has served as a director of Oclaro since July 2012. Prior to Oclaro, Mr. Cowan served on Opnext’s Board of Directors from March 2007 through July 2012. Mr. Cowan has served as Chairman and Chief Executive Officer of The Cowan Group, LLC, an investment and consulting firm, since January 2000, and Chairman and Chief Executive Officer of Cowan Holdings, Inc., since October 2006. Mr. Cowan is also a shareholder and board member of several privately owned businesses. Previously, Mr. Cowan served as a board member of Lea County Bancshares, Inc., a bank holding company, and served as a board member and chairman of the audit committee of DBSD North America, Inc., a provider of satellite and terrestrial wireless service, from 2006 until March 2012. Mr. Cowan was the Chief Financial Officer of Alamosa Holdings, Inc., a wireless telephone network operator, from December 1999 until February 2006, and he served on the Board from April 2003 to February 2006. He became a partner in an international public accounting firm in 1983, and from January 1986 until September 1993 he was a partner at Coopers & Lybrand. Mr. Cowan received his bachelor’s degree in business administration in accounting from Texas Tech University. He is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Cowan brings significant financial management and financial disclosure experience, as well as significant knowledge of Opnext’s history and experiences to the Board. Mr. Cowan also brings to the Board his extensive knowledge in the areas of finance, management, financial reporting, and controls and experience as a leader of a well-respected telecommunications company and as a partner at a large international public accounting firm. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Cowan should serve as a director.
Joel A. Smith III, 72, has served as a director since April 2009 and served as lead independent director of Oclaro between July 2011 and June 2013. Prior to Oclaro, Mr. Smith served as a director of Avanex Corporation from December 1999 to April 2009, when Avanex and Bookham merged to create Oclaro. Mr. Smith was the Dean of the Darla Moore School of Business of the University of South Carolina from October 2000 to December 2007. Previously, Mr. Smith served as the President of Bank of America East, a financial institution, from October 1998 to September 2000. From July 1991 to October 1998, Mr. Smith served as President of Nations Bank Carolinas, a financial institution. Mr. Smith earned a bachelor’s degree in political science and economics from the University of the South. Mr. Smith brings significant financial management and financial disclosure experience, as well as significant knowledge of Avanex’s history and experiences to the Board. Mr. Smith brings to the Board his extensive knowledge in the areas of finance, management, financial reporting, and controls and experience as a leader of large, well-respected financial institutions. Mr. Smith also brings to the Board significant experience in corporate governance matters, which gives him the ability to assist in governance decisions and related responsibilities. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Smith should serve as a director.
Executive Officers
Greg Dougherty, see “Class II Directors — Terms Expiring 2018” above.
Dr. Adam Carter, 53, has served as Oclaro's Chief Commercial Officer since July 2014. Prior to joining Oclaro, he served as the Senior Director and General Manager of the Transceiver Module Group at Cisco Systems, Inc. ("Cisco") from February 2008 to July 2014, where he was instrumental in the acquisition of Lightwire, a Silicon Photonics start-up. He also served as a Marketing Director at Cisco from February 2007 to February 2008. From September 1994 to February 2007, Dr. Carter held various strategic marketing and business development roles at Avago Technologies, Agilent Technologies and Hewlett Packard. In addition, Dr. Carter was a

Process and Device Engineer at British Telecom & Dupont from November 1989 to September 1994. Dr. Carter holds a bachelor's degree (Honors) in applied physics from Portsmouth University and received a Ph.D. from the University of Wales, Cardiff, for his research on plasma etching of III-V semiconductor materials.
Craig Cocchi, 52, has served as Oclaro’s Chief Operating Officer since April 2017.   Prior to joining Oclaro, from June 2016 to April 2017, he served as the Executive Vice President, Operations of Fabrinet, a provider of advanced optical packaging and precision optical, electro-mechanical, and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and subsystems, industrial lasers and sensors. From January 2008 to February 2016, he served in a variety of management roles at Lumentum (formerly JDSU Corporation), most recently as Senior Vice President, Operations. Prior to Lumentum, Mr. Cocchi served in a variety of operations roles at SAE Magnetics and Read-Rite Corporation. Mr. Cocchi holds a bachelor’s degree in electrical engineering and a bachelor’s degree in sociology from the University of California, San Diego.
Yves LeMaitre, 53, has served as Oclaro's President of Optical Connectivity Business since October 2013. Prior to this, Mr. LeMaitre was Oclaro's Chief Commercial Officer from July 2011 to September 2013. He previously served as Executive Vice President, Strategy and Corporate Development, from February 2011 to July 2011, and was Executive Vice President and General Manager of Oclaro's Advanced Photonic Solutions division from April 2009 to January 2011. Previously, Mr. LeMaitre served as Vice President of Telecommunications Sales and Corporate Marketing for Oclaro from February 2008 to April 2009. From May 2005 to December 2007, Mr. LeMaitre was with Avanex, most recently serving as Chief Marketing Officer in charge of worldwide sales and marketing. Previously, Mr. LeMaitre was President and Chief Executive Officer of Lightconnect, a leading supplier of optical MEMS components and modules. In addition, he also worked for Alcatel and its joint venture with Sprint International in a variety of general management, senior marketing and engineering positions in the United States, France, the Netherlands and Italy. Mr. LeMaitre earned a master's degree in mathematics and computer science from Nantes University in France. He also holds an engineering degree from Ecole Nationale Superieure des Telecommunications (ENST) in Paris.
Pete Mangan, 58, has served as Oclaro's Chief Financial Officer (CFO) since November 2013. From May 2012 to November 2013, Mr. Mangan served as Oclaro’s Vice President of Corporate Finance where he was initially responsible for the global operations finance team and then the corporate accounting and tax group. Mr. Mangan brings to Oclaro nearly 30 years of experience in a wide range of finance positions with leading companies including AMD, Trident Microsystems, FormFactor, Spansion, Asyst Technologies, and Sun Microsystems. Mr. Mangan served as CFO at Trident Microsystems from 1996 to 1998 and again from 2008 to 2012. Trident Microsystems, Inc. filed for Chapter 11 bankruptcy protection in January 2012 and subsequently liquidated in accordance with its plan of liquidation. He holds a bachelor's degree in business economics from the University of California, Santa Barbara.

Dr. Beck Mason, 50, has served as Oclaro's President, Integrated Photonics Business, since September 2016.  From January 2015 to September 2016, Dr. Mason served as Oclaro’s Senior Vice President of R&D, Integrated Photonics Business.  Prior to joining Oclaro, from February 2007 to January 2015, he served in a variety of management positions at JDSU Corporation, a company that designed and manufactured products for optical communications networks, communications test and measurement equipment, lasers, optical solutions for authentication and decorative applications, and other custom optics, most recently as its Vice President of R&D for Transmission Products.  Prior to 2007, Dr. Mason served in a variety of technology management roles at Collinear, Finisar Corporation, Agere Systems and Lucent Technologies Bell Laboratories.  He holds a bachelor's degree in engineering from the University of Waterloo in Canada, a master's degree in aerospace engineering from the University of Toronto in Canada and a Ph.D. in electrical and computer engineering from the University of California, Santa Barbara.
Lisa Paul, 53, has served as Oclaro's Executive Vice President, Human Resources since November 2014. Prior to joining Oclaro, she served from April 2012 to November 2014 as the Vice President, Talent Management of Flextronics International, a public supply chain solutions company, and from June 2011 to March 2013 as the Vice President, Human Resources Business Partner of its Integrated Network Solutions Business Group. From May 2006 to June 2011 she served as a Human Resources Business Partner with Cisco. Prior to Cisco, Ms. Paul served in a variety of human resources roles at Sun Microsystems and other companies.
David Teichmann, 61, has served as Oclaro's Executive Vice President, General Counsel and Corporate Secretary since January 2014. Prior to joining Oclaro, he served from April 2007 to December 2012 as the Executive Vice President, General Counsel and Corporate Secretary of Trident Microsystems, Inc., a public fabless semiconductor company that sold television and set top box integrated circuits. Trident Microsystems, Inc. filed for Chapter 11 bankruptcy protection in January 2012 and subsequently liquidated in accordance with its plan of liquidation. From August 1998 to February 2006, he served as the Senior Vice President, General Counsel and Secretary of GoRemote Internet Communications, Inc., a secure managed global remote access solutions provider, guiding the company through its initial public offering in 1999 and its acquisition by iPass, Inc. in 2006. From 1993 to July 1998, he served in various positions at Sybase, Inc., an enterprise software company, including Vice President, International Law as well as

Director of European Legal Affairs based in The Netherlands. From 1989 to 1993, Mr. Teichmann was Assistant General Counsel for Tandem Computers Corporation, a fault tolerant computer company, handling legal matters in Asia-Pacific, Japan, Canada and Latin America. He began his legal career as an attorney with the Silicon Valley-based Fenwick & West LLP. Mr. Teichmann holds a bachelor's degree in political science from Trinity College, a master's degree in law & diplomacy from the Fletcher School of Law & Diplomacy and a J.D. from the William S. Richardson School of Law at the University of Hawaii. He was also a Rotary Foundation Scholar at the Universidad Central de Venezuela, where he did post-graduate work in Latin American Economics and Law.
Director Compensation
The Board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. However, the Board is also mindful of our compensation budget and cash constraints. The following table shows the Board and Board committee annual retainers (which are paid pro-rata on a quarterly basis) for fiscal 2017.

Board of Director/Committee Position	Fiscal 2017 Annual Retainer

Board Chairman	$85,000
Board Member (non-Chairman)	$34,000
Audit Committee Member (non-Chairman)	$8,500
Audit Committee Chairman	$39,950
Compensation Committee Member (non-Chairman)	$5,950
Compensation Committee Chairman	$21,250
Nominating and Corporate Governance Committee Member (non-Chairman)	$4,250
Nominating and Corporate Governance Committee Chairman	$18,275
No additional compensation was paid to any director based on the number of meetings attended in fiscal 2017. We reimbursed our non-employee directors for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.
Fiscal 2017 Director Compensation Table
The following table sets forth information concerning the compensation of our non-employee directors for fiscal year 2017:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards($)	All Other Compensation($)	Total ($)
Edward B. Collins	$46,750	$119,018	—	—	$165,768
Kendall Cowan	$79,900	$119,018	—	—	$198,918
Denise Haylor (3)	$41,438	$319,016	—	—	$360,454
Lori Holland (3)	$13,323	—	—	—	$13,323
Marissa Peterson	$85,000	$119,018	—	—	$204,018
Joel A. Smith III	$60,775	$119,018	—	—	$179,793
William L. Smith	$44,200	$119,018	—	—	$163,218

(1)
The compensation information for Mr. Dougherty is set forth below under “Compensation Discussion and Analysis” and the corresponding compensation tables, footnotes and accompanying narratives. Effective April 2017, Ms. Haylor no longer received any compensation from us due to the internal policies of her current employer, The Boston Consulting Group. Ian Small was appointed to our Board of Directors effective September 1, 2017, after the end of fiscal year 2017.

(2)
The amounts reported in this column reflect the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation ("ASC 718"), of the restricted stock awards granted during the fiscal year ended July 1, 2017. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 11 to our audited consolidated financial statements included in our 2017 Annual Report filed with the SEC on August 18, 2017. All the restricted stock awards listed were granted on November 18, 2016, with the exception of a grant of 26,702 restricted stock awards, valued at $199,998, granted to Ms. Haylor upon joining the Board in August 2016.

(3)	Ms. Holland resigned from the Board effective August 26, 2016. Ms. Haylor joined the Board effective August 26, 2016.

The following table sets forth the number of shares of our common stock subject to outstanding stock awards and option awards held by each of our non-employee directors as of the end of fiscal year 2017.

Name	Stock Awards (A)	Stock Option Awards (B)
Edward B. Collins	12,083	35,779
Kendall Cowan	12,083	—
Denise Haylor	38,785	—
Marissa Peterson	12,083	17,046
Joel A. Smith III	12,083	33,007
William L. Smith	12,083	—

(A) Stock awards consist of unvested shares of our common stock subject to such awards.
(B) Option awards include vested (but unexercised) shares of our common stock subject to such awards.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the Commission initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from such reporting persons, we believe that, during fiscal year 2017, all filings required to be made by our reporting persons were timely made in accordance with the requirements of Section 16(a) of the Exchange Act, except as follows: one Form 4 was filed late for Adam Carter reporting a sale of common stock and one Form 4 was filed late for Michael Fernicola reporting a forfeiture of shares to satisfy tax obligations.
COMPENSATION COMMITTEE REPORT
The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.
The compensation committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis below. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement for the 2017 annual meeting of stockholders and in our 2017 Annual Report.
Submitted by the compensation committee of the Board of Directors:
Denise Haylor, Chair
Kendall Cowan
William Smith

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides information regarding the fiscal year 2017, or fiscal 2017, compensation program for our Chief Executive Officer, our Chief Financial Officer, our three most-highly compensated executive officers (other than our Chief Executive Officer and Chief Financial Officer) who were serving at the end of fiscal 2017 and Jim Haynes, who would have qualified as one of the three most-highly compensated executive officers had he been an executive officer at the end of fiscal 2017. Mr. Haynes is our former Chief Operating Officer, and, in April 2017, he notified us that he will retire on March 31, 2018. He will serve as an Executive Vice President until his retirement. For fiscal 2017, these individuals -- our Named Executive Officers -- were:

•	Greg Dougherty, our Chief Executive Officer;

•	Pete Mangan, our Chief Financial Officer;

•	Yves LeMaitre, our President, Optical Connectivity Business;

•	David Teichmann, our Executive Vice President, General Counsel and Corporate Secretary;

•	Adam Carter, our Chief Commercial Officer; and

•	Jim Haynes, our Executive Vice President.
Executive Summary
During fiscal 2017, we were one of the leading providers of optical components and modules for the long-haul, metro and data center markets. Leveraging over three decades of laser technology innovation and photonics integration, we provide differentiated solutions for optical networks and high-speed interconnects driving the next wave of streaming video, cloud computing, application virtualization and other bandwidth-intensive and high-speed applications.
Given that we operate in this highly competitive and cyclical industry, we have focused on achieving positive EBITDA and controlling expenses during the past few years, doing so in part through the conservative use of cash and equity compensation for our executive officers and other employees. For fiscal 2017, our principal financial objective was to achieve higher levels of operating income, primarily by increasing revenues and improving gross margins. During fiscal 2017, we achieved or surpassed our operating income objectives, and thoughtfully rewarded our employees, including our executive officers, through cash and equity compensation.
Fiscal 2017 Business Highlights
For fiscal 2017, we achieved the following key financial results:

•	GAAP operating income of $119.0 million, as compared to GAAP operating income of $15.8 million and GAAP operating losses of $45.5 million in fiscal 2016 and fiscal 2015, respectively.

•	Non-GAAP operating income of $130.9 million, as compared to non-GAAP operating income of $25.1 million and non-GAAP operating losses of $38.4 million in fiscal 2016 and fiscal 2015, respectively.

•	Annual revenue of $601.0 million, a 47.3% increase from $407.9 million in fiscal 2016.

•
Adjusted EBITDA of $66.8 million and $84.8 million for the first and second halves of fiscal 2017, respectively, as compared to $13.2 million and $27.7 million for the first and second halves of fiscal 2016, respectively.

•	Reduced operating expenses as a percentage of revenue over a three year period, from 29.9% in fiscal 2015, to 24.7% in fiscal 2016, and then to 19.3% in fiscal 2017.

•	Increased our gross margin to 39.1% for fiscal 2017, as compared to 28.5% in fiscal 2016.

•	Increased free cash flow (Adjusted EBITDA less capital expenditures) to $78.9 million for fiscal 2017, an increase from $4.7 million in fiscal 2016.
Please see Annex A for a reconciliation of our non-GAAP operating income, non-GAAP net income, Adjusted EBITDA and free cash flow to the most directly comparable GAAP measure.

Fiscal 2017 Executive Compensation Actions
On behalf of our Board of Directors, the compensation committee of the Board (the "Compensation Committee") assessed our executive compensation levels for fiscal 2017. Key compensation decisions for fiscal 2017 for our executive officers, including our Named Executive Officers, were as follows:

•
Base Salary: During fiscal 2017, the Compensation Committee maintained the base salaries of our executive officers at the levels in effect since the beginning of calendar year 2016, keeping the majority of our executive officer's target total direct compensation in the form of equity compensation.

•
Annual Cash Incentive Awards: The Compensation Committee used non-GAAP operating income as the sole performance metric for our semi-annual cash incentive program during fiscal 2017, to keep the focus of our executive officers on profitable corporate growth. We exceeded the target levels established for the first half of fiscal 2017 and nearly achieved the target levels established for the second half of fiscal 2017.

•
Equity Awards: In August 2016, we granted each of the Named Executive Officers an annual equity award comprised of an equal number of shares of our common stock subject to a performance-based restricted stock unit award and a time-based restricted stock unit award. The performance-based restricted stock unit awards could only be earned if we achieve $25 million of free cash flow over any consecutive four fiscal quarter period ending prior to June 27, 2020. Both awards have four-year service-based vesting requirements.

Target Pay Mix
In fiscal 2017, 50% of our Chief Executive Officer's target total direct compensation was performance-based and, thus, only paid or earned to the extent that we achieved one or more pre-established performance objectives.

Fiscal 2017 Executive Compensation Policies and Practices
We endeavor to design and implement our executive compensation policies and practices in accordance with sound governance standards. The Compensation Committee meets regularly throughout the year to review our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices continued in effect during fiscal 2017:

•
Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation ideas and concerns.

•
Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2017 compensation reviews. This consultant performed no consulting or other services for the Company.

•
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•
Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.

•	No Perquisites. We do not provide any perquisites or other personal benefits to our executive officers.

•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits.

•
No Special Health or Welfare Benefits. Our executive officers participate in broad based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

•
“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid).

•	Performance-Based Incentives. We use performance-based short-term and long-term incentives.

•
Multi-Year Vesting Requirements. The equity awards granted to our executive officers generally vest or are earned over multi-year periods, consistent with current market practice and our retention objectives. Both the performance-based restricted stock unit awards and the time-based restricted stock unit awards granted to our executive officers in August 2016 had a four-year time-based vesting requirement. In addition, our employee stock plan contains a minimum required vesting period of one year, subject to certain exceptions (described in greater detail in Proposal 2 below).

•	Minimum Share Ownership Requirement. Our board members, including our Chief Executive Officer, are subject to a stock ownership policy (described in greater detail below).

•
Hedging and Pledging Prohibited. We prohibit our executive officers and other employees, from engaging in hedging transactions with respect to Company securities, including entering into any short sales, puts, calls or other derivative instruments based on Company securities. We also prohibit our executive officers and other employees from pledging any Company securities, except with respect to pledges in limited circumstances approved by the Company’s General Counsel.

Fiscal 2017 Stockholder Advisory Vote on Executive Compensation
At our fiscal 2016 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the fiscal 2016 compensation of the Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the fiscal 2016 compensation of the Named Executive Officers with approximately 98% of the votes cast in favor of the proposal.
We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate the Named Executive Officers. Accordingly, no significant design changes were made to our executive compensation program in response to the fiscal 2016 Say-on-Pay vote. Further, any design changes resulting from the Say-on-Pay vote would not typically show up in compensation until the following fiscal year due to the timing of our annual meeting of stockholders compared to the timing of our annual executive compensation decisions.
We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, including the vote to be held at this Annual Meeting, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the Named Executive Officers.
Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of the Named Executive Officers (commonly known as a “Say-When-on-Pay” vote) conducted at our fiscal 2011 Annual Meeting of Stockholders, the Board determined that we will hold our Say-on-Pay votes on an annual basis. A Say-When-on-Pay vote is taking place as part of the 2017 Annual Meeting. See “Proposal 4: Advisory Vote on the Frequency With Which We Will Hold Future Stockholder Advisory Votes on the Compensation of our Named Executive Officers,” including the Board’s recommendation to vote “1 year” for an annual Say-on-Pay vote.
Compensation Philosophy and Objectives
We believe that the quality, skills, and dedication of our executive officers are critical factors affecting our performance and stockholder value. Accordingly, the key objective of our executive compensation program is to attract, retain, and motivate superior executive talent while maintaining an appropriate cost structure. In addition, we seek to implement an overarching pay-for-performance philosophy by designing our executive compensation program to link a substantial component of our executive officers’ target total direct compensation to the achievement of financial and strategic performance objectives that directly correlate to company objectives and the long-term enhancement of stockholder value. Thus, the Compensation Committee believes that the compensation paid to our executive officers should be closely aligned with our corporate performance on both a short-term and long-term basis, linked to specific, measurable results such as operating income and free cash flow, and that such compensation should assist us in motivating and retaining the key executive officers critical to our long-term success. Finally, our executive compensation program is designed to maintain an appropriate balance of annual and long-term incentive compensation opportunities to ensure an appropriate focus on operational objectives and the creation of long-term stockholder value.
Compensation Program Design
To accomplish the foregoing objectives, for fiscal 2017, the Compensation Committee structured our executive compensation program to include the following principal compensation elements:

•	Base salaries at levels that we believe allow us to attract and retain key executive officers;

•	Semi-annual cash incentive compensation opportunities tied to the achievement of pre-established performance goals related to the important financial objectives set forth in our annual operating plan;

•
Long-term incentive compensation using a mix of restricted stock unit and performance-based restricted stock unit awards, to align the interests of our executive officers with those of our stockholders and to promote our performance and retention objectives; and

•
Limited post-employment compensation arrangements payable on an involuntary termination of employment, with the cash component not exceeding three times the executive officer’s annual cash compensation.

Generally, the Compensation Committee seeks to allocate a substantial portion of our executive officers’ target total direct compensation opportunity to elements that are performance-based and, therefore, “at risk,” including cash and equity based incentives. In recent years, approximately half of the target total direct compensation for our Named Executive Officers was "at risk" subject to performance conditions. However, the Compensation Committee does not maintain formal policies for allocating between short-term and long-term compensation or between cash and non-cash compensation. Instead, the Compensation Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of our financial position (including cash needs), the impact on stockholder dilution, hiring and retention concerns, and the compensation mix paid by our compensation peer group.
While compensation levels may differ among our executive officers, including the Named Executive Officers, based on the role, responsibilities and performance of each individual executive officer, there are no material differences in the compensation philosophy, policies, or practices among our executive officers.
Compensation-Setting Process
The Compensation Committee is the primary architect of our executive compensation program. The Compensation Committee conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy, reflective of our compensation philosophy and working toward our desired objectives. The Compensation Committee also reviews market trends and changes in compensation practices. Based on its review and assessment, the Compensation Committee either approves, or recommends to the Board for approval, the annual changes in our executive compensation program.
For fiscal 2017, the Compensation Committee reviewed and either approved, or recommended to the Board for approval, the compensation for each of our Named Executive Officers. The Compensation Committee also oversaw management’s decisions concerning the compensation of other company officers and employees, administered our equity compensation plans, and evaluated the effectiveness of our overall executive compensation program.
The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter, which was most recently updated on April 26, 2017, is available at investor.oclaro.com/governance.cfm.
Role of Executive Officers
In formulating its compensation decisions, the Compensation Committee meets with our Chief Executive Officer to obtain his feedback and recommendations with respect to the structure of our executive compensation program, as well as his assessment of the performance of each of the other executive officers and his recommendations on the compensation for each other executive officer. In addition, our Chief Executive Officer and Chief Financial Officer develop recommendations for performance metrics and target award opportunities under our annual cash incentive compensation plan based on management’s business forecast both at the company and business unit levels, as well as provide information at year end regarding individual and company performance. Our General Counsel also supports the Compensation Committee's review and deliberations on compensation programs, as and when requested by the Compensation Committee.
Role of Compensation Consultant
The Compensation Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel, accounting, and other advisors. During fiscal 2017, the Compensation Committee continued to directly engage Compensia, Inc., a national compensation consulting firm (“Compensia”), as its adviser for executive officer and director compensation, and broad based equity compensation matters. More specifically, Compensia:

•	Reviewed and provided market data on executive officer and director cash and equity compensation for fiscal 2017 compensation planning;

•	Reviewed and provided recommendations on the annual and long-term incentive compensation award design;

•	Reviewed and provided an analysis of annual share utilization and stockholder dilution levels resulting from our employee stock plans;

•
Reviewed and provided recommendations for the proposed amendment of our Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan submitted to our stockholders for approval in our proxy statement for fiscal 2016; and

•	Reviewed and provided comments on the Compensation Discussion & Analysis section of our proxy statement for fiscal 2016.
In fiscal 2017, the Compensation Committee considered the independence of Compensia in light of the listing standards of NASDAQ on compensation committee independence and the rules of the Securities and Exchange Commission. Based on these standards and rules, the Compensation Committee has concluded that the work performed by Compensia did not raise a conflict of interest.

Competitive Positioning
During fiscal 2016, the Compensation Committee directed Compensia to develop and recommend a compensation peer group to be used as a reference in its executive compensation deliberations for fiscal 2017. In conducting this project, Compensia reviewed, but did not rely on, the compensation peer group used in fiscal 2016. Among other things, Compensia developed this compensation peer group to reflect our market capitalization, recognize our evolving business focus, and account for acquisitions of prior peer companies. The companies in this compensation peer group were selected on the basis of their similarity to us, based on the following criteria:

•	similar revenue size - ~0.5x to ~2.5x our last four fiscal quarter revenue of approximately $347 million (approximately $175 million to approximately $1.0 billion);

•	similar market capitalization - ~0.25x to ~4.0x our market capitalization of $564 million (approximately $150 million to approximately $2.0 billion);

•	industry - communications equipment (with a focus on optical networking) and semiconductor and hardware (with a focus on networking/communications);

•	executive positions similar in breadth, complexity, and/or scope of responsibility; and

•	competitors for executive talent.
As a result, the Compensation Committee approved a revised compensation peer group for use in fiscal 2017 consisting of the following companies:

Alliance Fiber Optic Product	Harmonic	NeoPhotonics
Applied Optoelectronics	II-VI	Newport
CalAmp	Inphi	QLogic
Calix	Ixia	Radisys
Comtech Telecommunications	Lumentum Holdings	ROFIN-SINAR Technologies
Electro Scientific	M/A-COM	Ruckus Technologies
Extreme Networks	MaxLinear	Semtech
To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) for the peer group companies. This market data, supplemented by additional compensation survey data, was then used as a reference point for the Compensation Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.
Going forward, the Compensation Committee intends to review and update the compensation peer group as needed and make adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.
Fiscal 2017 Compensation Decisions
Base Salary
As noted above, we generally rely on base salaries to attract and retain key executive officers. At the start of fiscal 2017, the Compensation Committee evaluated our performance in fiscal 2016, considered our fiscal 2017 annual operating plan (including our compensation budget) for fiscal 2017, and reviewed the strong steady progress our Named Executive Officers have made in leading the Company to profitability over the past four years. Based on these considerations, the Compensation Committee maintained the base salaries of our executive officers, including our Named Executive Officers, at the levels in effect since the beginning of calendar year 2016.

Annual Cash Incentive Compensation
We use performance-based cash incentives to motivate our executive officers, including our Named Executive Officers, to focus on specific goals established by the Board in our annual operating plan, to provide additional cash compensation opportunities beyond base salary in a manner that is consistent with our peers’ practices, and to recognize and reward achievement at or above our pre-established levels of performance. For fiscal 2017, the Compensation Committee decided to maintain the semi-annual performance period structure we have used since fiscal 2008. The Compensation Committee believed that, since we initially achieved profitability in fiscal 2016, the semi-annual performance period structure remained appropriate to allow the Compensation Committee to closely monitor and respond to unexpected changes in the execution of our business plan and to maintain flexibility to solidify our operating strategy in the event of unanticipated internal or external developments.
For fiscal 2017, after reviewing market data and our annual operating budget for our cash compensation programs, the Compensation Committee approved, and the board ratified, that no changes would be made to the target bonus opportunities for each executive officer, including our Named Executive Officers. As such, Mr. Dougherty’s target bonus opportunity remained at 100% of his base salary and each of our other Named Executive Officers continued to have a target bonus opportunity equal to 60% of his or her base salary.
First Half of Fiscal 2017
Our Chief Executive Officer recommended to the Compensation Committee that the performance metric for the first half of fiscal 2017 (that is, the period ending December 31, 2016) be non-GAAP operating income, with a threshold performance level of $22 million (which would result in a payout of 50% of the target bonus opportunity for the performance period), a target performance level of $28 million, and a stretch goal of $34 million (which would result in a payout of 200% of the target bonus opportunity for Mr. Dougherty and 150% of the target bonus opportunity for the other executive officers). Our Compensation Committee agreed with our Chief Executive Officer's recommendation, and approved this metric and related performance levels without change, to encourage our executive officers to continue to work to achieve higher levels of profitability, as non-GAAP operating income which, as shown on Annex A, excludes items that our management and the Compensation Committee believe are not reflective of our core ongoing operations, is an important financial indicator of profitable growth and cash generation. The Compensation Committee believed that establishing threshold and maximum payout levels under our program would provide a means to mitigate risk associated with this incentive compensation program, while also providing motivation to exceed expectations.
At the conclusion of the first half of fiscal 2017, our Compensation Committee determined that we had achieved $57 million in non-GAAP operating income, as a result of management's ability to drive higher levels of revenue than anticipated at the outset of the performance period. This performance resulted in the maximum payout for our Named Executive Officers. The Compensation Committee approved the payments to the Named Executive Officers shown in the actual payout column below.

Named Executive Officer	First Half Fiscal 2017 Target Cash Incentive Award Payment	First Half Fiscal 2017 Maximum Cash Incentive Award Payment	First Half Fiscal 2017 Actual Cash Incentive Award Payment
Mr. Dougherty	$300,000	$600,000	$600,000
Mr. Mangan	$105,000	$157,500	$157,500
Mr. LeMaitre	$105,000	$157,500	$157,500
Mr. Teichmann	$99,000	$148,500	$148,500
Mr. Carter	$90,000	$135,000	$135,000
Mr. Haynes	$92,558	$138,837	$138,837
Second Half of Fiscal 2017
For the second half of fiscal 2017 (that is, the six-month period ending July 1, 2017), in light of our first half performance, our Chief Executive Officer recommended to the Compensation Committee that the performance metric continues to be non-GAAP operating income, with a threshold performance level of $60 million (which would result in a payout of 50% of the target bonus opportunity for the performance period), a target performance level of $75 million, and a stretch performance goal of $90 million (which would result in a payout of 200% for Mr. Dougherty and 150% for the other executive officers). Our Compensation Committee agreed with our Chief Executive Officer's recommendation, and approved this metric and related performance levels without change, to encourage our executive officers to continue to achieve higher levels of operating income.
At the end of the performance period, our Compensation Committee determined that we had achieved $73.8 million of non-GAAP operating income, a 29% increase over our first half of fiscal 2017 results, and more than 193% of the non-GAAP operating income for all of fiscal 2016. This performance resulted in a payout of 96% of the bonus opportunity for each Named Executive Officer, including Mr. Dougherty. The Compensation Committee approved the payments to the Named Executive Officers shown in the actual payout column below.

Named Executive Officer	Second Half Fiscal 2017 Target Cash Incentive Award Payment	Second Half Fiscal 2017 Maximum Cash Incentive Award Payment	Second Half Fiscal 2017 Actual Cash Incentive Award Payment
Mr. Dougherty	$300,000	$600,000	$288,000
Mr. Mangan	$105,000	$157,500	$100,800
Mr. LeMaitre	$105,000	$157,500	$100,800
Mr. Teichmann	$99,000	$148,500	$95,040
Mr. Carter	$90,000	$135,000	$86,400
Mr. Haynes	$92,558	$138,837	$88,856
Long-Term Incentive Compensation
Given our commitment to containing cash expenses over the past four years, we have relied on equity compensation as a significant portion of our executive compensation program. We provide equity compensation opportunities to our executive officers, including our Named Executive Officers, to align their financial interests with those of our stockholders, to provide compensation that is consistent with the practices of our compensation peer group so that we can attract and retain qualified talent, and to motivate our executive officers to achieve specific performance objectives. We generally grant a mix of time-based and performance-based full value equity awards for annual retention and "refresh" purposes, as we believe this is most consistent with current competitive market practices.
On August 10, 2016, each of the Named Executive Officers received an annual equity award comprised of a time-based restricted stock unit award and a performance-based restricted stock unit award. To directly align the interests of our Named Executive Officers with the interests of our stockholders, half of the value of such annual equity award granted was granted in the form of a performance-based restricted stock unit award to be earned at the stated target value (that is, no minimum or maximum overachievement opportunity) if the Company achieved $25 million of positive free cash flow (defined as Adjusted EBITDA less capital expenditures) over any consecutive four fiscal quarters ending prior to June 27, 2020. Our Compensation Committee selected a four year performance period with a concurrent four year time-based service requirement, to focus our Named Executive Officers on long term sustained performance, retention and decision-making in an otherwise rapidly changing business environment. Following our achievement of profitability in fiscal 2016, our Compensation Committee chose free cash flow as the performance metric to focus our Named Executive Officers on continuing to invest prudently in our manufacturing business while still generating meaningful cash flow. After the conclusion of fiscal 2017, the Compensation Committee determined that the Company had achieved $78.9 million in free cash flow over the four quarters of fiscal 2017, underpinned by 50% revenue growth during the fiscal year. In July 2017, the Compensation Committee certified that the performance objectives for the August 2016 performance-based restricted stock unit awards had been satisfied by our Named Executive Officers. Twenty-five percent of the target value of the shares of our common stock subject to these awards vested on August 10, 2017, the first anniversary of the date of grant, with the remaining three-quarters of the earned awards to vest in equal quarterly installments over the following three years, subject to each Named Executive Officer's continued employment as of each vesting date.
The Compensation Committee granted the remaining target amount of the annual equity incentive award value in the form of restricted stock unit awards subject to time-based vesting over four years (with a one year cliff and quarterly vesting thereafter).
In determining the size and relative weight of each of these awards, the Compensation Committee and the Board considered competitive market data (based on the compensation peer group data), as well as the Compensation Committee's objective of creating a meaningful retention and performance incentive for each Named Executive Officer, managing internal pay equity, and balancing the impact of these awards on our burn rate and available reserves. Our Compensation Committee determined that all of these stock unit awards would be subject to four year time-based vesting, as opposed to the three years used by many of the companies in our compensation peer group, to maintain a long term focus on retention.

Health, Welfare, and Other Benefits
Our executive officers, including the Named Executive Officers, are eligible to participate in our employee benefit plans, which are generally provided for all full-time employees, including a tax-qualified Section 401(k) savings plan. In calendar year 2016, we matched contributions made to the Section 401(k) plan by our employees, including our executive officers, in amounts up to 4% of the employee’s compensation (capped at $10,600 for employees making more than $265,000 per year in eligible earnings).
In addition, consistent with market practices and our retention goals, we provide other benefits to our Named Executive Officers, on the same basis as all of our full-time employees in the country in which they are resident. These benefits include group health insurance (medical, dental, and vision), group disability insurance, and group life insurance.
Perquisites and Other Personal Benefits
Currently, we do not provide any perquisites or other personal benefits to our Named Executive Officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Employment Agreements
Generally, we rely on "at-will" employment offer letters and do not have written employment agreements with a specified term of employment. However, we did enter into an "at-will" employment agreement with our current Chief Executive Officer, Mr. Dougherty, after he was hired, reflecting the specific terms of his "new hire" compensation package and the significance of his service as our Chief Executive Officer. We also used a market-standard written agreement to document the terms and conditions of Mr. Haynes’ employment since such arrangements are customary in the United Kingdom.
Post-Employment Severance Payments and Benefits
Each of the Named Executive Officers other than Mr. Dougherty has entered into an Executive Severance and Retention Agreement (which we refer to as the "Retention Agreements"). These Retention Agreements provide, under certain circumstances, for payments and benefits upon an involuntary termination of employment following a change in control of the Company. In the case of Mr. Dougherty, his employment agreement provides for certain payments and benefits in similar circumstances (other than in connection with his death) as well as involuntary terminations of employment occurring in the absence of a change in control of the Company.
The payments and benefits payable under these arrangements in the event of a change in control of the Company are subject to a “double trigger,” meaning that both a change in control of the Company and a subsequent involuntary termination of employment are required. In other words, the change in control of the Company does not by itself trigger any payments or benefits. Instead, payments and benefits are paid only if the employment of the Named Executive Officer is subsequently terminated without “cause” (or the Named Executive Officer resigns for “good reason”) during a specified period following the change in control. We believe that a “double trigger” arrangement maximizes stockholder value because it prevents an unintended windfall to our Named Executive Officers in the event of a change in control of the Company, while still providing them appropriate incentives to cooperate in negotiating a transaction involving a potential change in control of the Company in which they believe they may lose their jobs.
We believe these arrangements help us compete for and retain executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that our severance and change of control payments and benefits are generally comparable with severance packages offered to executive officers by the companies in the compensation peer group.

Other Compensation Policies
Equity Award Grant Policy
Our equity award grant policy provides that, in the case of newly-hired or newly-promoted executive officers, options to purchase shares of our common stock and restricted stock and restricted stock unit awards for shares of our common stock will be approved by the Compensation Committee at a regularly-scheduled quarterly meeting of the Board (or at a special meeting called between regularly-scheduled meetings of the Board). The grant date of equity awards for newly-hired executive officers approved by the Compensation Committee is (i) the 10th day of the month in which such approval occurs (if such approval occurs on or prior to the 8th day of such month), (ii) the 10th day of the following month (if such approval occurs after such 8th day) or (iii) such other date as the Compensation Committee determines, after giving due consideration to the purposes of this policy (or the next succeeding trading day on NASDAQ if such 10th day or other date so determined is not a trading day). However, if the award is an option to purchase shares of our common stock and the tentative grant date falls on a date on which the Company’s trading window is closed, the grant date of such option will be the date on which the trading window reopens.
In accordance with our equity award grant policy, all new-hire and promotion equity awards for non-executive officers will be approved by the Compensation Committee, or, if so delegated, the Chairman of the Compensation Committee. The grant date of such equity awards is (i) the 10th day of the month in which award approval occurs (if such approval occurs on or prior to the 8th day of such month), (ii) the 10th day of the following month (if such approval occurs after such 8th day) or (iii) such other date as the Compensation Committee (or, if authority has been delegated, the Chairman of the Compensation Committee) determines, after giving due consideration to the purposes of the policy (or the next succeeding trading day on NASDAQ if such 10th day or other date so determined is not a trading day).
All equity awards other than equity awards granted in connection with new hires or promotions will be approved by the Board, the Compensation Committee, or, if so delegated, the Chairman of the Compensation Committee. The grant date of such equity awards is (i) the 10th day of the month in which award approval occurs (if such approval occurs on or prior to the 8th day of such month), (ii) the 10th day of the following month (if such approval occurs after such 8th day) or (iii) such other date as the Compensation Committee (or, if authority has been delegated, the Chairman of the Compensation Committee) determines, after giving due consideration to the purposes of the policy (or the next succeeding trading day on NASDAQ if such 10th day or other date so determined is not a trading day). However, if the award is an option to purchase shares of our common stock and the tentative grant date falls on a date on which the Company’s trading window is closed, the grant date of such option will be the date on which the trading window reopens.
The Compensation Committee grants options to purchase shares of our common stock with exercise prices at least equal to the fair market value (based on the closing market price) of our common stock on the date of grant.
CEO and Director Stock Ownership Policy
In August 2016, we adopted a Director Stock Ownership Policy that applies to our non-employee directors and our Chief Executive Officer. Each of our non-employee directors must attain a stock ownership target of five times his or her annual cash board service retainer, and our Chief Executive Officer must attain a stock ownership target of three times his annual base salary. Compliance for any fiscal year is measured on the first day of such fiscal year. Only vested shares of our common stock directly owned by the individual (including joint ownership with a spouse or held in a permitted trust) and vested shares subject to a deferral election count toward the stock ownership target. Unexercised options to purchase shares of our common stock (even if vested) and unvested compensatory equity awards do not count toward the stock ownership target. Until his or her stock ownership target is achieved, each affected individual must retain 50% of his or her shares received on vesting or exercise of compensatory equity awards (determined after reduction for shares used to pay for taxes or the exercise price). As of the first day of fiscal 2018, our Chief Executive Officer and each of our continuing non-employee directors were in compliance with the Director Stock Ownership Policy. Ms. Haylor is required to achieve her stock ownership target by August 26, 2021 - the fifth anniversary of her appointment to the Board.
Derivatives Trading, Hedging and Pledging Policy
The Board has adopted a policy regarding the trading of derivatives or the hedging of our equity securities by our employees, including our executive officers, and members of the Board. This policy provides that all employees, executive officers and members of the Board are prohibited from engaging in hedging transactions, including entering into any short sales, puts, calls or other derivative instruments based on Company securities, that allow the employee, executive officer or director to continue to own the covered securities, but without the full risks and rewards of ownership.
In addition to the foregoing, our employees, including our executive officers, and members of the Board are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan, except in limited circumstances approved by the Company’s General Counsel.
Compensation Recovery Policy
Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our incentive-based compensation arrangements once the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Tax and Accounting Considerations
Deductibility of Executive Compensation
The Compensation Committee considers the deductibility of executive compensation as just one factor when determining the form, size and terms of executive compensation elements. However, given our recent financial history, our applicable tax rates, and the loss of flexibility that arises when trying to comply with the requirements for full deductibility of executive compensation under Section 162(m) of the Code, the Compensation Committee has not prioritized deductibility over the other goals of our executive compensation program. Instead, the Compensation Committee reserves the discretion, in its judgment, to authorize compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are in the best interests of the Company.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any Named Executive Officer with a “gross-up” or other reimbursement payment for any tax liability that he may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of the Company. While the Compensation Committee considers deductibility of compensation as one of many factors when determining the form, size and terms of executive compensation elements, the Compensation Committee retains the discretion, in its judgment, to authorize compensation payments that may not be fully deductible under Section 280G of the Code when it believes that such payments are in the best interests of the Company.
Accounting for Stock-Based Compensation
The Compensation Committee considers the accounting impact of equity awards when designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards. However, accounting cost is just one factor considered when designing such compensation plans and arrangements for our executive officers and other employees.

COMPENSATION-RELATED RISKS
In April 2017, the Compensation Committee reviewed our compensation policies and practices applicable to all employees and determined that our compensation programs do not encourage excessive or inappropriate risk-taking. The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive officers and other employees to focus on the creation of long-term stockholder value. In its review, the Compensation Committee noted the following features:

•
payout levels under our annual cash incentive and sales incentive plans are capped and payout opportunities may be achieved on a straight-line interpolation basis between threshold and target levels, and between the target and stretch levels;

•	non-GAAP adjustments are made to align achievement of the applicable performance measures with our business strategy;

•	all non-GAAP adjustments are subject to audit committee review and approval to ensure that actual payout levels appropriately reflect company and business unit performance; and

•
long-term performance-based incentive compensation constitutes a significant portion of our executive officers’ target total direct compensation opportunity, thereby focusing such individuals on enhancing long-term stockholder value.

COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain information concerning the compensation for fiscal years 2017, 2016 and 2015 for our principal executive officer (Mr. Dougherty), our principal financial officer (Mr. Mangan), our three other most highly-compensated executive officers (Mr. LeMaitre, Mr. Teichmann and Mr. Carter) who served in that capacity at the end of fiscal year 2017 and the one other individual who would have qualified as one of the three most-highly compensated executive officers (Mr. Haynes) had he been an executive officer at the end of fiscal 2017. We refer to these officers collectively as our Named Executive Officers.
Fiscal 2017 Summary Compensation Table

	Year (1)	Salary ($)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Greg Dougherty	2017	$600,000		—	$2,332,500	—	$888,000	$9,277	(6)	$3,829,777
Chief Executive Officer and Director	2016	$550,000		—	$1,359,260	—	$975,000	$10,600	(6)	$2,894,860
	2015	$500,000		—	$633,150	—	$432,000	$10,400	(6)	$1,575,550
Pete Mangan	2017	$341,823		—	$1,119,600	—	$258,300	$10,600	(6)	$1,730,323
Chief Financial Officer	2016	$325,000		—	$522,480	—	$288,750	$10,600	(6)	$1,146,830
	2015	$289,568		—	$236,250	—	$151,200	$10,400	(6)	$687,418
Yves LeMaitre	2017	$350,000		—	$1,119,600	—	$258,300	$10,600	(6)	$1,738,500
President, Optical Connectivity	2016	$325,000		—	$522,480	—	$288,750	$6,346	(6)	$1,142,576
Business	2015	$300,000		—	$189,000	—	$151,200	—		$640,200
David Teichmann	2017	$330,000		—	$870,800	—	$243,540	$10,600	(6)	$1,454,940
Executive Vice President, General	2016	$311,539		—	$516,315	—	$261,000	$10,600	(6)	$1,099,454
Counsel and Corporate Secretary	2015	$300,000		—	$189,000	—	$129,600	$10,400	(6)	$629,000
Adam Carter	2017	$300,000		—	$870,800	—	$221,400	$10,600	(6)	$1,402,800
Chief Commercial Officer (3)	2016	$300,000		—	$407,515	—	$247,500	$10,600	(6)	$965,615
	2015	$282,693		—	$378,000	$105,820	$121,812	$4,846	(6)	$893,171
Jim Haynes	2017	$308,527	(5)	—	$870,800	—	$227,693	—		$1,407,020
Executive Vice President (4)	2016	$291,603	(5)	—	$413,680	—	$260,048	$21,277	(5) (7)	$986,608
	2015	$317,175	(5)	—	$189,000	—	$160,743	$33,575	(5) (7)	$700,493

(1)	The years in this column refer to the fiscal years ended July 1, 2017, July 2, 2016 and June 27, 2015.

(2)
The amounts reported in these columns reflect the grant date fair value, computed in accordance with ASC 718, of time-based and performance-based stock awards granted during each fiscal year. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 11 to our audited consolidated financial statements included in our 2017 Annual Report filed with the SEC on August 18, 2017. With respect to the performance-based stock awards granted in fiscal year 2017, the amounts above reflect the probable payout percentage for the awards, which is based on the highest level of performance that can be achieved, calculated in accordance with ASC 718. For more information about these awards, see the discussion above under “Compensation Discussion and Analysis.”

(3)	Mr. Carter was appointed our Chief Commercial Officer effective July 21, 2014.

(4)
Mr. Haynes was appointed an Executive Vice President, and ceased being an executive officer, effective April 2017. He served as our Chief Operating Officer from May 2014 to April 2017. Mr. Haynes intends to retire on March 31, 2018.

(5)
Converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.30 on July 2, 2017, $1.33 on July 1, 2016, and $1.57 on June 26, 2015.

(6)	The amount reported in this column includes Company matching contributions to our Named Executive Officers’ 401(k) plan accounts for fiscal years 2017, 2016 and 2015.

(7)	The amounts reported in this column include pension contributions paid by the Company.

Fiscal 2017 Grants of Plan-Based Awards Table
The following table sets forth information regarding each grant of an award made to our Named Executive Officers during fiscal 2017 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.
Grants of Plan-Based Awards For Fiscal 2017

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Possible Payouts Under Equity Incentive Plan Awards in Shares of Stock			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)(2)
Name	Grant Date	Threshold	Target	Maximum	Threshold (1)	Target (1)	Maximum (1)
Greg Dougherty	7/3/2016 (4)	$150,000	$300,000	$600,000	—	—	—	—	—
	1/1/2017 (5)	$150,000	$300,000	$600,000	—	—	—	—	—
	8/10/2016	—	—	—	—	187,500	—	—	$1,166,250
	8/10/2016	—	—	—	—	—	—	187,500	$1,166,250
Pete Mangan	7/3/2016 (4)	$52,500	$105,000	$157,500	—	—	—	—	—
	1/1/2017 (5)	$52,500	$105,000	$157,500	—	—	—	—	—
	8/10/2016	—	—	—	—	90,000	—	—	$559,800
	8/10/2016	—	—	—	—	—	—	90,000	$559,800
Yves LeMaitre	7/3/2016 (4)	$52,500	$105,000	$157,500	—	—	—	—	—
	1/1/2017 (5)	$52,500	$105,000	$157,500	—	—	—	—	—
	8/10/2016	—	—	—	—	90,000	—	—	$559,800
	8/10/2016	—	—	—	—	—	—	90,000	$559,800
David Teichmann	7/3/2016 (4)	$45,000	$99,000	$148,500	—	—	—	—	—
	1/1/2017 (5)	$49,500	$99,000	$148,500	—	—	—	—	—
	8/10/2016	—	—	—	—	70,000	—	—	$435,400
	8/10/2016	—	—	—	—	—	—	70,000	$435,400
Adam Carter	7/3/2016 (4)	$45,000	$90,000	$135,000	—	—	—	—	—
	1/1/2017 (5)	$45,000	$90,000	$135,000	—	—	—	—	—
	8/10/2016	—	—	—	—	70,000	—	—	$435,400
	8/10/2016	—	—	—	—	—	—	70,000	$435,400
Jim Haynes (3)	7/3/2016 (4)	$46,279	$92,558	$138,837	—	—	—	—	—
	1/1/2017 (5)	$46,279	$92,558	$138,837	—	—	—	—	—
	8/10/2016	—	—	—	—	70,000	—	—	$435,400
	8/10/2016	—	—	—	—	—	—	70,000	$435,400

(1)
On August 10, 2016, each of Messrs. Dougherty, Mangan, Haynes, LeMaitre, Teichmann and Carter received a performance-based restricted stock unit award. These performance-based restricted stock unit awards will be earned at a 100% target level based upon the achievement of $25 million of positive free cash flow (defined as Adjusted EBITDA less capital expenditure) in any consecutive four fiscal quarter period ending on or prior to June 27, 2020. On July 25, 2017, the Compensation Committee certified that this performance condition was achieved during the quarter ended July 1, 2017. As a result, these performance-based restricted stock unit awards cliff vest with respect to 25 percent of the underlying shares on August 10, 2017, and with respect to 6.25 percent of the underlying shares each subsequent quarter over the following three years, subject to continuous service.

(2)
The amounts reported in this column reflect the grant date fair value of the stock awards computed in accordance with ASC 718. With respect to the performance-based stock awards granted in fiscal 2017, the amounts above reflect the probable payout percentage for the awards, which is based on the highest level of performance that can be achieved, calculated in accordance with ASC 718. The assumptions we used to calculate these amounts are included in Note 11 to our audited consolidated financial statements included in our 2017 Annual Report filed with the SEC on August 18, 2017.

(3)
For Mr. Haynes, “threshold,” “target” and “maximum” estimated future payouts under non-equity incentive plan awards are converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.30 on July 2, 2017.

(4)
For the first half of fiscal year 2017, the annual cash incentive plan was based on achieving a non-GAAP operating income target for the six months ended December 31, 2016. Performance had to at least meet the threshold level for any amounts to be paid under this plan. For more information, see the discussion above under “Compensation Discussion and Analysis.”

(5)
For the second half of fiscal year 2017, the annual cash incentive plan was based on achieving a non-GAAP operating income target for the six months ended July 1, 2017. Performance had to at least meet the threshold level for any amounts to be paid under this plan. For more information, see the discussion above under “Compensation Discussion and Analysis.”

Narrative Disclosure to Fiscal 2017 Summary Compensation Table and Fiscal 2017 Grants of Plan Based Awards Table
A discussion of 2017 base salaries, bonuses, incentive plans, awards and employment agreements is set forth in “Compensation Discussion and Analysis,” including a discussion of the material terms and conditions of the fiscal 2017 equity awards.
Fiscal 2017 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information concerning stock options that have not been exercised and unvested restricted stock awards and performance-based stock awards for each of our Named Executive Officers as of July 1, 2017.

		Option Awards					Stock Awards
Name	Option/Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Greg	11/15/2007	1,447	—		$21.75	11/14/2017	—		—	—	—
Dougherty	11/13/2008	1,447	—		$1.50	11/12/2018	—		—	—	—
	5/13/2009	3,334	—		$3.10	5/13/2019	—		—	—	—
	10/21/2009	8,000	—		$5.80	10/21/2019	—		—	—	—
	10/27/2010	3,898	—		$13.68	10/27/2021	—		—	—	—
	10/26/2011	14,881	—		$3.54	10/26/2021	—		—	—	—
	8/11/2014	—	—		—	—	10,417	(2)	$97,295	—	—
	8/10/2015	—	—		—	—	72,844	(3)	$680,363	—	—
	8/10/2015	—	—		—	—	93,656	(4)	$874,747	—	—
	8/10/2016	—	—		—	—	187,500	(5)	$1,751,250	—	—
	8/10/2016	—	—		—	—	187,500	(6)	$1,751,250	—	—
Pete Mangan	1/14/2014	6,250	8,750	(12)	$2.55	1/14/2024	—		—	—	—
	1/14/2014	—	—		—	—	7,500	(7)	$70,050	—	—
	3/10/2014	—	—		—	—	6,000	(8)	$56,040	—	—
	8/11/2014	—	—		—	—	5,209	(2)	$48,652	—	—
	8/10/2015	—	—		—	—	37,462	(3)	$349,895	—	—
	8/10/2015	—	—		—	—	37,463	(4)	$349,904	—	—
	8/10/2016	—	—		—	—	90,000	(5)	$840,600	—	—
	8/10/2016						90,000	(6)	$840,600
Yves	3/10/2008	4,875	—		$6.15	3/10/2018	—		—	—	—
LeMaitre	8/15/2008	6,000	—		$8.90	8/15/2018	—		—	—	—
	8/16/2010	13,947	—		$10.43	8/16/2020	—		—	—	—
	8/16/2010	3,253	—		$10.43	8/16/2020	—		—	—	—
	11/11/2013	—	—		—	—	3,125	(9)	$29,188	—	—
	3/10/2014	—	—		—	—	6,000	(8)	$56,040	—	—
	8/11/2014	—	—		—	—	4,167	(2)	$38,920	—	—
	8/10/2015	—	—		—	—	37,462	(3)	$349,895	—	—
	8/10/2015	—	—		—	—	37,463	(4)	$349,904	—	—
	8/10/2016	—	—		—	—	90,000	(5)	$840,600	—	—
	8/10/2016	—	—		—	—	90,000	(6)	$840,600	—	—
David	2/10/2014	50,000	10,000	(12)	$2.53	2/10/2024	—		—	—	—
Teichmann	5/12/2014	19,270	5,730	(12)	$1.78	5/12/2024	—		—	—	—
	2/10/2014	—	—		—	—	11,250	(10)	$105,075	—	—
	3/10/2014	—	—		—	—	938	(8)	$8,761	—	—
	5/12/2014	—	—		—	—	6,250	(11)	$58,375	—	—
	8/11/2014	—	—		—	—	4,167	(2)	$38,920	—	—
	8/10/2015	—	—		—	—	37,462	(3)	$349,895	—	—
	8/10/2015	—	—		—	—	37,463	(4)	$349,904	—	—

	8/10/2016	—	—		—	—	70,000	(5)	$653,800	—	—
	8/10/2016	—	—		—	—	70,000	(6)	$653,800	—	—
Adam Carter	8/15/2014	70,833	29,167	(12)	$1.69	8/15/2024	—		—	—	—
	8/11/2014	—	—		—	—	31,250	(2)	$291,875	—	—
	8/10/2015	—	—		—	—	29,138	(3)	$272,149	—	—
	8/10/2015	—	—		—	—	29,138	(4)	$272,149	—	—
	8/10/2016	—	—		—	—	70,000	(5)	$653,800	—	—
	8/10/2016	—	—		—	—	70,000	(6)	$653,800	—	—
Jim Haynes	1/28/2008	21,902	—		$8.75	1/28/2018	—		—	—	—
	8/15/2008	24,000	—		$8.90	8/15/2018	—		—	—	—
	5/13/2009	20,000	—		$3.10	5/13/2019	—		—	—	—
	8/15/2009	76,000	—		$3.50	8/15/2019	—		—	—	—
	8/16/2010	34,400	—		$10.43	8/16/2020	—		—	—	—
	8/15/2011	20,000	—		$4.33	8/15/2021	—		—	—	—
	3/10/2014	—	—		—	—	6,000	(8)	$56,040	—	—
	8/11/2014	—	—		—	—	4,167	(2)	$38,920	—	—
	8/10/2015	—	—		—	—	29,138	(3)	$272,149	—	—
	8/10/2015	—	—		—	—	29,138	(4)	$272,149	—	—
	8/10/2016	—	—		—	—	70,000	(5)	$653,800	—	—
	8/10/2016	—	—		—	—	70,000	(6)	$653,800	—	—

(1)	Calculated by multiplying the number of unvested shares of our common stock by $9.34, the closing market price per share of our common stock on the NASDAQ Global Select Market on June 30, 2017.

(2)
These restricted stock unit awards will vest as to 33.33% of the number of shares subject to each award on August 11, 2015; 33.33% of the number of shares subject to each award on August 11, 2016; and 8.33% of the number of shares subject to each such award shall vest on the November 11th, February 11th, May 11th, and August 11th following August 11, 2016 over the following year.

(3)
These restricted stock unit awards will vest as to 33.33% of the number of shares subject to each award on August 10, 2016; and 8.33% of the number of shares subject to each such award shall vest on the November 10th, February 10th, May 10th, and August 10th following August 10, 2016 over the following two years.

(4)
On August 10, 2015, each of Messrs. Dougherty, Mangan, Haynes, LeMaitre, Teichmann and Carter received a performance-based restricted stock unit award. These performance-based restricted stock unit awards will be earned at a 100% target level, based upon the achievement of positive free cash flow (defined as EBITDA less capital expenditures) in any fiscal quarter ending prior to June 30, 2018. Vesting of these PSUs is contingent upon service conditions being met through August 10, 2018. The Compensation Committee certified that this performance condition was achieved during the quarter ended September 26, 2015. As a result, these PSUs vest as to 33.33% of the number of shares subject to each award on August 10, 2016; and 8.33% of the number of shares subject to each such award shall vest on the November 10th, February 10th, May 10th, and August 10th following August 10, 2016 over the following two years.

(5)
These restricted stock unit awards will vest as to 25% of the number of shares subject to each award on August 10, 2017; and 6.25% of the number of shares subject to each such award shall vest on the November 10th, February 10th, May 10th, and August 10th following August 10, 2017 over the following three years.

(6)
On August 10, 2016, each of Messrs. Dougherty, Mangan, Haynes, LeMaitre, Teichmann and Carter received a performance-based restricted stock unit award. These performance-based restricted stock unit awards will be earned at a 100% target level, based on the achievement of $25 million of positive free cash flow (defined as Adjusted EBITDA less capital expenditure) over any consecutive four fiscal quarter period ending prior to June 27, 2020. On July 25, 2017, the Compensation Committee certified that this performance condition was achieved during the quarter ended July 1, 2017. As a result, these performance-based restricted stock unit awards cliff vest with respect to 25 percent of the underlying shares on August 10, 2017, and with respect to 6.25 percent of the underlying shares each subsequent quarter over the following three years, subject to continuous service.

(7)
The restricted stock awards vested as to 25% of the number of shares subject to each restricted stock award on January 10, 2015; and 6.25% of the number of shares subject to each such award shall vest on the February 10th, May 10th, August 10th, and November 10th following January 10, 2015 over the following three years.

(8)
The restricted stock units vested as to 25% of the number of shares subject to each restricted stock unit on February 10, 2015; and 6.25% of the number of shares subject to each such unit shall vest on the May 10th, August 10th, November 10th, and February 10th following February 10, 2015 over the following three years.

(9)
The restricted stock award vested as to 25% of the number of shares subject to the restricted stock award on November 10, 2014; and 6.25% of the number of shares subject to each such award shall vest on the February 10th, May 10th, August 10th, and November 10th following November 10, 2014 over the following three years.

(10)
The restricted stock awards vested as to 25% of the number of shares subject to each restricted stock award on February 10, 2015; and 6.25% of the number of shares subject to each such award shall vest on the May 10th, August 10th, November 10th, and February 10th following February 10, 2015 over the following three years.

(11)
The restricted stock awards vested as to 25% of the number of shares subject to each restricted stock award on May 12, 2015; and 6.25% of the number of shares subject to each such award shall vest on the August 10th, November 10th, February 10th, and May 10th following May 12, 2015 over the following three years.

(12)
The options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48th of the shares subject to the option monthly thereafter over the remaining 36 months.

Fiscal 2017 Option Exercises and Stock Vested Table
The following table sets forth information regarding options exercised and the vesting of restricted stock awards held by our Named Executive Officers during the fiscal year ended July 1, 2017.

Fiscal 2017 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Greg Dougherty	—	—	372,417	$2,871,537
Pete Mangan	57,000	$378,845	185,033	$1,402,799
Yves LeMaitre	53,752	$293,131	160,242	$1,202,812
David Teichmann	—	—	163,242	$1,229,050
Adam Carter	—	—	113,224	$864,808
Jim Haynes	—	—	130,641	$980,630
______________

(1)	The amounts reported in this column represent the number of shares of our common stock acquired with respect to full value awards that vested in fiscal year 2017.

(2)
The amounts reported in this column represent the number of shares of our common stock that vested during fiscal year 2017 multiplied by the closing market price of our common stock as quoted on the NASDAQ Global Select Market on each corresponding vesting date.

Potential Payments Upon Termination or Change in Control
Employment, Change in Control and Severance Arrangements

Our employment agreement with Mr. Dougherty provides that if we terminate his employment without “cause” or if he resigns his employment with “good reason” (a “Qualifying Termination”), then he will be eligible to receive the following payments and benefits:

•	A cash payment equal to the sum of twice his annual base salary and twice his target annual cash incentive award opportunity;

•	Accelerated vesting of all outstanding and unvested restricted stock and/or restricted stock unit awards which vest based solely on his continued employment; and

•	A monthly payment in the amount of $6,000 for 24 months in lieu of continuing other benefits, such as health and welfare benefits.

In addition, if Mr. Dougherty’s employment is terminated as the result of a Qualifying Termination in connection with a change in control of the Company, then the payments and benefits to which he would be eligible would include, in addition to those set forth above for a Qualifying Termination, accelerated vesting of all outstanding and unvested or unearned restricted stock and/or restricted stock unit awards, whether or not vesting is based on his continued employment.

Mr. Haynes has an employment agreement which generally provides for three months’ notice in the case of a “no just cause” termination. Mr. Haynes may be paid out in lieu of notice under the terms of his employment agreement. In addition, Mr. Haynes receives financial protection in the amount of three months’ base salary plus pay in lieu of notice (three months) in the case of a termination. Mr. Haynes’ employment agreement also provides non-compete and non-solicit covenants for a period of six months following his termination of employment. In certain situations, as defined in Mr. Haynes’ employment agreement, Mr. Haynes may receive continuation of his monthly base salary during the period of his non-compete (up to a maximum of 6 months). In April 2017, Mr. Haynes notified us that he will retire on March 31, 2018.
Other Named Executive Officers. Each of our Named Executive Officers (other than Mr. Dougherty) is party to a Retention Agreement. The Retention Agreement provides that if an executive officer dies or his employment with the Company is terminated without “cause” (and not due to Disability, as defined in the Retention Agreement) prior to a “change in control” of the Company, the executive officer will be eligible to receive the following payments and benefits, in addition to accrued benefits:

•
an amount (the "Pro Rata" Bonus) equal to the product of (i) the average of the executive’s bonuses earned during the last three full fiscal years (or such lesser number of years in which the executive earned a bonus), divided by 2, and (ii) a fraction, the numerator of which is the number of days before the “separation from service” (as defined under Treasury Regulations Section 1.409A-1(h)) in the current bonus period applicable to the current bonus, and the denominator of which is the total number of days in the current bonus period applicable to the current bonus; and

•
an amount equal to the result obtained by multiplying the executive’s "reference salary" by a fraction, the numerator of which is eight months plus one additional month of base salary for each whole year of the executive's employment by us (up to a maximum of 18 months) and the denominator of which is 12.

However, instead of receiving the payments and benefits set forth in the preceding paragraph, if the employment of an executive officer is terminated without “cause” (and not due to Disability), upon his or her death, or the executive officer leaves for “good reason” within 12 months following, or 30 days before, a “change in control” of the Company, and only if such termination constitutes a separation from service, the executive officer will be eligible to receive the following payments and benefits, in addition to accrued benefits:

•	an amount equal to 1.5 times the executive’s "reference salary" then in effect;

•	an amount equal to the average of the executive’s bonuses earned during the last 3 full fiscal years (or such lesser number of years in which the executive earned a bonus); and

•	a taxable lump-sum cash payment of $72,000 which the executive may, but is not required to, use to continue his or her existing group health coverage (medical, dental, and vision) then in effect.

In addition to the above payments and benefits, following a “change in control” of the Company, the executive officer will also receive full acceleration of his outstanding equity awards and will have until the earliest of (i) the first anniversary of the separation from service, (ii) the expiration of the original term of the option or (iii) on the first date on which a change in control occurs if options are not assumed or replaced by the successor entity, in order to exercise any outstanding stock option accelerated in accordance with such provisions.

If the employment of an executive officer is terminated by reason of his or her Disability, the executive officer will be eligible to receive an amount equal to the Pro Rata Bonus (defined above), in addition to accrued benefits. If the Disability termination had occurred on June 30, 2017, the executive officers would have received a Pro Rata Bonus in the amounts set forth below in the Table Regarding Amounts Payable, under the column Non-Equity Incentive Plan Compensation for a Type I event, as well as the unpaid accrued vacation time set forth under the column Benefits for a Type I event.

To receive any payments or benefits under the Retention Agreements, the executive officer must sign, and allow to become effective not later than the 55th day after the executive officer's separation from service, a separation agreement and release in a form reasonably acceptable to the Company that contains, among other standard provisions, the form of release of claims in substantially the form attached to the Retention Agreement. In addition, the executive officer must also continue to comply with his or her continuing obligations to the Company under applicable law and his or her confidential information and inventions assignment agreement. Payments will be made in a single lump sum on or before the 55th day after the executive officer's separation from service.

Table Regarding Amounts Payable. The following table shows the payments and benefits potentially payable to each of our Named Executive Officers upon death, if his employment were terminated, if he resigned for good reason, or if a change of control of the Company occurred. These amounts are calculated assuming that the death, employment termination, resignation for good reason or change of control took place on June 30, 2017. The closing market price per share of our common stock on the NASDAQ Global Select Market on June 30, 2017 (the final business day of our fiscal year 2017) was $9.34.

	Base Salary ($)(1)		Non-Equity Incentive Plan Compensation ($)		Accelerated Vesting of Options (2)	Accelerated Vesting of Restricted Stock Units (3)	Benefits ($)		Total ($)
Greg Dougherty
Type I event (4)	$1,200,000	(6)	$1,200,000	(8)	—	$5,154,905	$213,231	(9)	$7,768,136
Type II event (5)	$1,200,000	(6)	$1,200,000	(8)	—	$5,154,905	$213,231	(9)	$7,768,136

Pete Mangan
Type I event (4)	$379,167		$116,375		—	—	$27,080	(10)	$522,622
Type II event (5)	$525,000		$232,750		$59,413	$2,555,742	$99,080	(11)	$3,471,985

Yves LeMaitre
Type I event (4)	$495,833		$116,375		—	—	$40,385	(10)	$652,593
Type II event (5)	$525,000		$232,750		—	$2,505,147	$112,385	(11)	$3,375,282

David Teichmann
Type I event (4)	$302,500		$105,690		—	—	$36,514	(10)	$444,704
Type II event (5)	$495,000		$211,380		$111,419	$2,218,530	$108,514	(11)	$3,144,843

Adam Carter
Type I event (4)	$250,000		$98,452		—	—	$14,101	(10)	$362,553
Type II event (5)	$450,000		$196,904		$223,128	$2,143,773	$86,101	(11)	$3,099,906

Jim Haynes
Type I event (4)	$462,790	(7)	$108,081	(7)	—	—	$14,932	(7)(10)	$585,803
Type II event (5)	$462,790	(7)	$216,161	(7)	—	$1,946,858	$86,932	(7)(11)	$2,712,741

(1)
Amounts shown are based on each Named Executive Officer's "reference salary." As of June 30, 2017, the "reference salary" for each Named Executive Officer was as follows: Greg Dougherty, $600,000; Pete Mangan, $350,000; Yves LeMaitre, $350,000; Jim Haynes, GBP 237,000; David Teichmann, $330,000; Adam Carter, $300,000. Except as otherwise noted, upon a Type I event, each Named Executive Officer will receive an amount equal to the result obtained by multiplying his "reference salary" by a fraction, the numerator of which is eight months plus one additional month of base salary for each whole year of the Named Executive Officer’s employment by us (up to a maximum of 18 months) and the denominator of which is 12. Except as otherwise noted, upon a Type II event, each Named Executive Officer will receive an amount equal to 1.5 times such officer’s “reference salary.”

(2)
Amounts shown represent the intrinsic value of all unvested option awards which would be accelerated upon the occurrence of the termination event. Intrinsic value for each award is calculated based on the number of shares of our common stock that would be acquired upon the exercise of the portion of the option award subject to acceleration, multiplied by the difference between the closing market price of our common stock of $9.34 on June 30, 2017, as quoted on the NASDAQ Global Select Market, and the exercise price for each option. Each of our Named Executive Officer’ equity awards are subject to double-trigger acceleration. As a result, the Named Executive Officers would not be entitled to receive the amounts listed in this column in the event of a change of control absent a corresponding termination of employment.

(3)
Amounts shown represent the intrinsic value of all unvested restricted stock unit awards which would be accelerated upon the occurrence of the termination event, calculated based on the number of restricted stock unit awards subject to acceleration multiplied by the closing market price of our common stock of $9.34 on June 30, 2017, as quoted on the NASDAQ Global Select Market. With respect to performance-based restricted stock unit awards granted in fiscal 2017, our Compensation Committee certified that the applicable performance condition was achieved in fiscal 2017; therefore, for purposes of this table, such performance-based restricted stock unit awards are treated as restricted stock unit awards that vest solely based on the executive's continued employment. Each of our Named Executive Officers’ equity awards are subject to double-trigger acceleration. As a result, the Named Executive Officers would not be entitled to receive the amounts listed in this column in the event of a change of control absent a corresponding termination of employment.

(4)
For Mr. Dougherty, a “Type I event” means termination without cause or resignation for good reason absent a change of control. For each of the other Named Executive Officers, a “Type I event” means death or termination without cause absent a change of control.

(5)
For Mr. Dougherty, a “Type II event” means termination without cause or resignation for good reason in connection with a change of control. For each of the other Named Executive Officers, a “Type II event” means death, termination without cause or resignation for good reason in connection with a change of control.

(6)	Represents two times Mr. Dougherty’s annual salary.

(7)	Converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.30 on June 30, 2017.

(8)	Represents twice the annual target cash incentive award opportunity for Mr. Dougherty.

(9)
Represents $69,231 of earned but unpaid vacation as of June 30, 2017 and $144,000 in lieu of employee medical insurance coverage and employee group life insurance coverage for a period of 24 months following termination.

(10)	Consists of earned but unpaid vacation as of June 30, 2017.

(11)	Consists of earned but unpaid vacation as of June 30, 2017 and a taxable lump-sum cash payment equal to $72,000.

Compensation Committee Interlocks and Insider Participation
During fiscal year 2017, Mr. Cowan, Ms. Haylor, Ms. Holland, Mr. J. Smith and Mr. W. Smith served on our Compensation Committee. Ms. Lori Holland resigned from the board and the Compensation Committee on August 26, 2016. During fiscal year 2017, no executive officer of Oclaro served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on the Board or our Compensation Committee.

CORPORATE GOVERNANCE
The Board believes that good corporate governance is important to ensure that Oclaro is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that Oclaro has adopted. Complete copies of the committee charters and code of business conduct and ethics described below are available on our website at www.oclaro.com. Alternatively, you can request a copy of any of these documents without charge by writing to Oclaro, Inc., 225 Charcot Avenue, San Jose, California 95131, Attention: Corporate Secretary.
Corporate Governance Guidelines
The Board has adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of Oclaro and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•
in the event that the Chairman of the Board is not an independent director, the nominating and corporate governance committee shall nominate an independent director to serve as our “Lead Director” who will be approved by the majority of our independent directors;

•	the principal responsibility of the directors is to oversee the management of Oclaro;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors shall meet in executive session at least twice a year and at other times upon request of an independent director;

•	directors shall have full and free access to officers and employees of Oclaro and, as necessary, independent advisors;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis;

•
at least annually, the nominating and corporate governance committee shall oversee a self-evaluation of the Board designed to determine whether the Board and its committees are functioning effectively; and

•
in an uncontested election of directors, each incumbent director nominee must submit an advance irrevocable resignation that is conditioned upon (i) the director's failure to receive the affirmative vote of the "majority of votes cast" of stockholders for that director and (ii) the Board's acceptance of such resignation. See “— Majority Voting Provision” below.

Director Attendance at Annual Meeting of Stockholders
Our corporate governance guidelines provide that each director is encouraged to attend our annual stockholder meeting. Two of our seven directors serving at the time attended our 2016 annual meeting of stockholders.
Board of Directors Meetings
The Board held 13 meetings, including by telephone conference, during fiscal year 2017. The Compensation Committee of the Board held 6 meetings, including by telephone conference, during fiscal year 2017. The audit committee of the Board (the "Audit Committee") held 8 meetings, including by telephone conference, during fiscal year 2017. The nominating and corporate governance committee of the Board held 4 meetings during fiscal year 2017. During fiscal year 2017, each director attended at least 75% of the meetings of the Board and the committees on which the director served, if any, during the period that the director served on the Board or any such committees.
Director Independence
Under applicable NASDAQ rules, a director of Oclaro will qualify as an “independent director” only if, among other things, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The Board has determined that none of Joel Smith, Edward Collins, Denise Haylor, Marissa Peterson, Kendall Cowan, Ian Small or William L. Smith has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605 of the NASDAQ Stock Market, Inc. Marketplace Rules.
Board Committees
The Board has standing audit, compensation and nominating and corporate governance committees, each of which operates under a charter that has been approved by the Board. A current copy of each committee’s charter is posted on the Corporate Governance section of our website, www.oclaro.com.
The members of the Compensation Committee of the Board are Ms. Haylor (Chairman), Mr. Cowan, and Mr. W. Smith; the members of the Audit Committee of the Board are Mr. Cowan (Chairman), Mr. Collins, Mr. J. Smith and Ms. Peterson; and the members of the nominating and corporate governance committee of the Board are Mr. J. Smith (Chairman), Mr. Collins and Mr. W. Smith. Effective October 1, 2017, Mr. Small will become a member of the Compensation Committee and the nominating and corporate governance committee.
The Board has determined that all of the current members of each of the three standing committees described above are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the audit committee of the Board, the independence requirements of Rule 10A-3 under the Exchange Act.
Audit Committee. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and evaluating the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns; and

•	meeting independently with our independent registered public accounting firm and management.
The Audit Committee will meet a minimum of four times annually. The Board has determined that Kendall Cowan, Edward Collins and Joel Smith are “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving the compensation of our Chief Executive Officer and other executive officers;

•
annually reviewing market trends and our compensation peer group for comparative purposes and reviewing our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on us;

•	making recommendations to the Board with respect to incentive compensation and equity-based plans;

•	administering our incentive compensation and equity-based plans;

•	preparing an annual committee report for inclusion in our proxy statements; and

•	reviewing and discussing our Compensation Discussion and Analysis with senior management and recommending to the Board that the same be included in our proxy statement.
Nominating and Corporate Governance Committee. The nominating and corporate governance committee’s responsibilities include:

•	reviewing with the Board, on an annual basis, the requisite skills and criteria for new board members and the composition of the Board as a whole;

•	recommending to the Board the persons to be nominated for election as directors or for appointment to the Board and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	developing and recommending to the Board corporate governance guidelines;

•	overseeing the self-evaluation of the Board;

•	overseeing an annual review by the Board of succession planning; and

•
promptly considering the resignation tendered by a director nominee in connection with an uncontested election of directors at which such director nominee did not receive the vote of the majority of votes cast and recommending to the Board whether to accept the tendered resignation or to take some other action.

Board Leadership
Our corporate governance guidelines provide that the offices of Chairman of the Board and Chief Executive Officer shall be held by separate individuals. The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders, and the Company’s overall corporate governance. The Board also believes that the separation of the Chairman of the Board of Directors and CEO roles allows the CEO to focus his time and energy on operating and managing the Company and leveraging the experience and perspectives of the Chairman of the Board of Directors. The Board periodically reviews the leadership structure and may make changes in the future.
Our corporate governance guidelines provide that in the event that the Chairman of the Board is not an independent director, the nominating and corporate governance committee shall nominate an independent director to serve as “Lead Director,” who shall be approved by a majority of the independent directors. If appointed, the Lead Director will have significant responsibilities with respect to our corporate governance. The Lead Director’s responsibilities will include the following:

•	presiding at all meetings of the Board at which the Chairman of the Board of Directors is not present, including executive sessions of the independent directors;

•	meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	serving as liaison between the Chairman of the Board of Directors and Chief Executive Officer and the independent directors;

•	approving information sent to the Board;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	working with the Chairman of the Board of Directors in the preparation of the agenda for each board of director meeting and approve such meeting agendas;

•	otherwise consulting with the Chairman of the Board of Directors and Chief Executive Officer on matters relating to corporate governance and board of director performance; and

•	if requested by a major stockholder, making himself or herself available for consultation and direct communication.
Majority Voting Provision
Our by-laws provide that, in an uncontested election of directors, each nominee shall be elected by the vote of the majority of the votes cast by stockholders for that nominee (meaning the number of shares voted “for” a nominee’s election must exceed the number of shares voted “against” such nominee’s election), and in a contested election, each director shall be elected by the vote of a plurality of the shares represented in person or by proxy at such meeting. An uncontested election means an election where the number of nominees for director does not exceed the number of directors to be elected as of the tenth day preceding the date we first mail our notice of meeting for such meeting to stockholders.
Under our Corporate Governance Guidelines, incumbent director nominees must submit to the Chairman of the nominating and corporate governance committee of the Board or, in the case of such Chairman, to the Chairman of the Board, an advance irrevocable resignation that is conditioned upon (i) the director’s failure to receive the affirmative vote of the majority of votes cast of stockholders for that director in an uncontested election at the next annual meeting for the reelection of such director at which a quorum is present, and (ii) the Board’s acceptance of such resignation. The nominating and corporate governance committee will promptly consider the resignation tendered and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “against” votes. In making this recommendation, the nominating and corporate governance committee will consider all factors that it deems relevant including, without limitation, the underlying reasons why stockholders voted “against” the election of the director (if ascertainable), the length of service and qualifications of the director, the director’s contributions to the Company and the Board, whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interest of the Company and its stockholders. The Board will consider these and any other factors and additional information it deems relevant, as well as the nominating and corporate governance committee’s recommendation, when deciding whether to accept or reject the tendered resignation. Any director whose resignation is under consideration shall not participate in the nominating and corporate governance committee and Board deliberation and recommendation regarding whether to accept the resignation. The Board shall take action within 90 days following certification of the vote, unless a longer period of time is necessary in order to comply with any applicable law, rule, regulation or governing document, in which case the Board may determine to extend such 90 day period by an additional 90 days if it determines that an extension is in the best interest of the Company and its stockholders. We will promptly disclose the decision and process in a Current Report on Form 8-K filed with the SEC.
If a director’s conditional resignation is rejected by the Board, the director will continue to serve for the remainder of his or her term and until his or her successor is duly elected, or his or her earlier death, resignation or removal. If a director’s conditional resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the number of directors comprising the Board, in each case pursuant to the provisions of the Company’s certificate of incorporation and by-laws.
Risk Oversight
The Board as a whole has oversight responsibility for our risk management process. This risk oversight function is carried out both by the full board and by individual committees that are tasked by the Board with oversight of specific risks. The Audit Committee oversees risks associated with financial and accounting matters including compliance with legal and regulatory requirements, and our financial reporting and internal control systems. The Compensation Committee evaluates risks associated with our compensation policies and practices so as not to encourage or reward excessive risk-taking by our executives or employees.
On a regular basis the Board receives information and reports from committees, senior management and/or outside counsel and consultants and discusses the identification, assessment, management and mitigation of the risks associated with our strategic and business plans and operations. The Board also holds regular sessions with members of management with the specific purpose of identifying, prioritizing and managing those risks that we believe are material to our operations.

Director Nomination Process
In the event of a decision to nominate one or more non-incumbents for service on the Board, due to the resignation of a sitting director or otherwise, our nominating and corporate governance committee would undertake a process to identify and evaluate director candidates. This process would include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by the Chairman of the Board, the Lead Director and other members of our nominating and corporate governance committee and the Board. This process may also include the retention of a search firm or other consultants to assist the committee. The committee would also consider the extent to which a given candidate increases the diversity of the Board in terms of background, business experience, education, and other factors.
In general, in considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees or whether to appoint a particular candidate to fill a vacancy, the nominating and corporate governance committee will apply the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, commitment to understanding our business and industry, experience, conflicts of interest and the ability to act in the interests of all stockholders. Further, specific consideration is given to, among other things, diversity of background and experience that a candidate would bring to the Board. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our nominating and corporate governance committee at the following address: Oclaro, Inc., 225 Charcot Avenue, San Jose, California 95131, Attention: Corporate Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholders also have the right under our By-laws to directly nominate director candidates, without any action or recommendation on the part of the committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2018 Annual Meeting” in this proxy statement.
Communicating with the Directors
The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as she considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board or the Lead Director, if there is one, considers important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
Stockholders who wish to send communications on any topic to the Board should address such communications to the Board, c/o Corporate Secretary, Oclaro, Inc., 225 Charcot Avenue, San Jose, California 95131.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers, contractors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.oclaro.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code of business conduct and ethics. There were no waivers of the code of business conduct and ethics in fiscal year 2017.

Related Person Transactions

During fiscal year 2017, there were no transactions and there are currently no proposed transactions with a related party, in which we were or are to become a participant and the amount involved exceeded $120,000.
Policies and Procedures for Related Person Transactions
The Board has adopted a written policy that contains procedures for the reporting and review of any transaction, arrangement or relationship in which Oclaro is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. Our policy requires that the proposed related person transaction be reviewed and, if deemed consistent with the standards contained in our policy, approved by the audit committee of the Board. Whenever practicable, the reporting, review and approval must occur prior to the effectiveness or consummation of the transaction. If advance review and approval is not practicable, our Audit Committee must review, and, in its discretion, ratify the related person transaction. The policy permits the chairman of our Audit Committee to review and, if deemed consistent with the standards contained in our policy, approve the proposed related person transaction if it arises between audit committee meetings, subject to ratification of the related person transaction by our Audit Committee at its next meeting. Any related person transaction that is ongoing in nature must be reviewed annually by our Audit Committee.
A related person transaction reviewed under our policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our Audit Committee must review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value involved in the related person transaction;

•	the approximate dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the related person transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Audit Committee may approve or ratify the transaction only if our Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Oclaro’s best interests. Our Audit Committee may impose any conditions on the related person transaction that it deems appropriate.
Our policy excludes from the definition of “related person transaction” the transactions identified by the Commission as not requiring disclosure under the Commission’s related person transaction disclosure rule. Accordingly, such transactions are not subject to reporting, review, approval or ratification under our policy. In addition, the Board has determined that, under certain circumstances, a transaction does not create a material direct or indirect interest on behalf of a related person (and therefore is not a related person transaction under our policy) including if:

•	the transaction is specifically contemplated by the provisions of our certificate of incorporation or By-laws; or

•
the related person’s interests in the transaction arise solely from his or her position as an executive officer of another entity (whether or not he or she is also a director of such entity) that is a participant in the transaction, where (i) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (ii) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (iii) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the entity receiving payment under the transaction.

PROPOSAL 2
APPROVAL OF AN AMENDMENT TO
THE FIFTH AMENDED AND RESTATED 2001 LONG-TERM STOCK INCENTIVE PLAN

Introduction & Summary of Material Changes
We are asking our stockholders to approve an amendment (the “Amendment”) to the Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan (the “Plan”) to add 8,000,000 shares of our common stock to the existing share reserve under the Plan. If our stockholders approve this Amendment, the Amendment will become effective as of the date of the Annual Meeting and will allow us to grant the newly reserved shares subject to awards that may qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code. We believe approval of the Amendment is in the best interests of our stockholders.

The actual text of the Plan is attached to this proxy statement as Annex B. The following description of the Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Annex B.

Why We Believe You Should Vote for the Amendment

We believe that our thoughtful use of equity compensation since fiscal 2014 has been critical to our steady yet dramatic turnaround of our business and will be equally critical as we turn to the next stage of the Company’s growth. In fiscal 2014, we undertook a long term plan to redesign the focus of our core business, open the Company’s access to new markets, and minimize ineffective spending in favor of targeted investment in research and development, operational excellence and execution of our business plan to fuel growth in future years at a time when our common stock was trading at an all-time low of $0.91 per share.

As part of this plan, at different times during the last four fiscal years:

•	We imposed salary cuts for our executives and salary freezes for many of our other employees.

•
We enhanced our long-term compensation program to include performance-based full value awards that would be earned only if we achieved financial objectives based on our increasingly ambitious operating plans.

•
In the face of competition for our employee talent, and in recognition of how hard our employees worked to limit expenses while rapidly growing the business, we implemented stock-based retention awards and, in 2016, granted broad based awards to the employees who remained loyal to us as we undertook our turn-around plan.

•
With our business growing more rapidly than forecasted, particularly our 100 gigabits per second product portfolio, and as we found unplanned opportunities to grow the business beyond our annual operating plans, we undertook more aggressive hiring of key talent, particularly in Silicon Valley, where meaningful equity compensation opportunities are critical to attract and retain employees, and we expect to continue the aggressive hiring of top-tier talent to support our future growth plans.

In short, over the past four fiscal years, we found ways to limit our cash compensation spending by using equity compensation awards strategically and thoughtfully. To ensure that we were responsive to our stockholders’ views on our equity compensation program, we solicited the support of our stockholders each year to increase our share reserve, ensuring our stockholders a regular voice in our compensation governance process. Throughout these last four fiscal years, the market price of our common stock - and therefore the return to our stockholders - increased steadily and consistently to an average fiscal 2017 price point of approximately $8.50 per share - roughly a 9x rate of return over this four year period.

We believe this stockholder return reflects, in particular, our strong results in fiscal 2017. After achieving profitability from continuing operations in fiscal 2016 for the first time since fiscal 2010, we spent fiscal 2017 positioning the Company to move to the next stage of growth and financial stability. For fiscal 2017, we achieved the following key financial results:

•	GAAP operating income of $119.0 million, as compared to GAAP operating income of $15.8 million in fiscal 2016 and GAAP operating losses of $45.5 million in fiscal 2015.

•	Non-GAAP operating income of $130.9 million, as compared to non-GAAP operating income of $25.1 million and non-GAAP operating losses of $38.4 million in fiscal 2016 and fiscal 2015, respectively.

•	Annual revenue of $601.0 million, a 47.3% increase from $407.9 million in fiscal 2016.

•
Adjusted EBITDA of $66.8 million and $84.8 million for the first and second halves of fiscal 2017, respectively, as compared to $13.2 million and $27.7 million for the first and second halves of fiscal 2016, respectively.

•	Reduced operating expenses as a percentage of revenue over a three year period, from 29.9% in fiscal 2015, to 24.7% in fiscal 2016, and then to 19.3% in 2017.

•	Increased our gross margin to 39.1% for fiscal 2017, as compared to 28.5% in fiscal 2016.

•	Increased free cash flow to $78.9 million for fiscal 2017, an increase from $4.7 million in fiscal 2016.

We believe that to continue in fiscal 2018 and 2019 to attract and motivate our employees to further build upon the excellent financial results of the past four fiscal years, and to hire the top-tier talent required to support our future growth plans, we need an additional 8,000,000 shares added to the Plan, allowing us to grant up to 5,714,285 additional full value awards (given the fungible reserve ratio) over the next two years. Given the strategic and financial results we have experienced as a result of our robust but thoughtful use of equity compensation, we believe we would be at a severe disadvantage if we could not use stock-based awards covering a meaningful number of shares to recruit and retain key talent in this competitive market for human capital where we are pushing our employees to achieve extraordinary results. In the absence of a sufficient share reserve under the Plan, we would need to spend significant money, time and resources creating new cash-based programs, increasing our cash compensation budget, and directly impacting our free cash flow and profitability.

Selected Information on Share Use

To help our stockholders better understand our historical equity compensation practices, currently anticipated needs, and an estimate of the potential dilution from our request for additional shares, we note that, as of September 1, 2017:

•	We have 168,669,501 shares of our common stock issued and outstanding;

•
We have 7,876,476 shares (4.7% of our issued and outstanding common stock) subject to outstanding unvested full value awards (restricted stock, restricted stock units and performance-based restricted stock units) which, after applying our fungible share ratio of 1.4 under the Plan, requires us to use 11,027,066 shares from our current share reserve to satisfy these award commitments;

•
We have 1,774,946 shares (1.1% of our issued and outstanding common stock) subject to outstanding unexercised stock options and stock appreciation rights, with a weighted average exercise price of $7.12 per share and an average remaining term of 2.8 years;

•
We have 8,839,172 shares of our common stock available for future grant under the Plan which, after applying our fungible share ratio of 1.4 under the Plan, results in 6,313,694 shares available for future grants in the form of full value awards (3.7% of our issued and outstanding common stock);

•
The 9,651,422 shares of common stock subject to outstanding awards, plus the 8,839,172 shares available for future grant under the Plan (or 6,313,694 shares after applying the fungible share ratio of 1.4 under the Plan), represents a current “overhang” percentage of 9.5% if all shares available for future grant are issued as full value awards, based on our current practice of primarily granting full value awards (that is, the dilution of our stockholders currently represented by the Plan if all shares currently available for future grant are issued as full value awards);

•
We are asking for an additional 8,000,000 shares of common stock for future issuance under the Plan (which number results in 5,714,285 after applying the fungible share ratio of 1.4 under the Plan), which represents 3.4% of our issued and outstanding common stock (that is, the potential additional dilution of our stockholders that would occur if the Amendment is approved and all of the additional shares subject to the Amendment are issued as full value awards);

•
As a result, if the Amendment is approved, the Plan will represent a total of 21,679,402 shares of common stock, assuming that all shares available for future grant are issued as full value awards, which represents 12.9% of our issued and outstanding common stock (after applying the fungible share ratio to the shares available for future grant); and

•
Based on the closing price on the NASDAQ Global Select Market for our common stock on September 1, 2017 of $8.55 per share, the aggregate market value as of that date of the 8,000,000 additional shares of common stock requested for issuance under the Plan was $68.4 million (or $48.8 million if all shares are granted as full value awards) out of a total Company market capitalization of $1.46 billion.

We recognize that our stockholders want to know about our recent grant practices, including our recent “burn rate,” when considering how to vote on this Proposal 2. We believe that burn rate or run rate (measuring a company’s annual usage of shares) is generally calculated as the number of shares granted divided by the weighted average number of shares outstanding. The burn rate generally demonstrates how quickly a company uses available shares. The following table provides our average aggregate three-year burn rate under the Plan and its predecessor plans (with performance-based awards included in the burn ratio rate only in the year they have met the performance hurdle and satisfied any time-based vesting requirement). We note that for Russell 3000 companies in our GICS group (Technology Hardware & Equipment), the ISS benchmark burn rate as of February 1, 2017 was 6.13%. We believe that our recent annual burn rates, and our burn rate as compared to the ISS benchmark rate for 2017, demonstrate our commitment to sound equity compensation grant practices.

Fiscal Year	Stock Options Granted	Restricted Stock Awards/Units Granted (Excluding Performance-Based)	Performance-Based Restricted Stock Awards/Units Earned	Total Adjusted Shares Granted **	Weighted Average Shares at End of Fiscal Year	Adjusted Burn Rate
2015	164,000	2,712,900	12,500	4,252,100	108,144,000	3.9%
2016	—	3,010,650	505,626	5,274,414	110,599,000	4.8%
2017	—	3,265,070	493,264	5,637,501	158,115,000	3.6%
Average Three-Year Burn Rate (2015-2017)						4.1%

   ** Total Adjusted Shares Granted is calculated as the sum of the time-based restricted stock unit awards granted plus any performance-based restricted stock awards earned in a fiscal year multiplied by a 1.5 multiplier, plus the total stock options granted during that fiscal year. The 1.5 multiplier is used to provide an equivalent share utilization between stock options and full value awards, based on our historical volatility.

For clarity, the following table shows the performance-based awards that were granted, vested and forfeited in fiscal years 2015 through 2017.

Non-vested at June 28, 2014	296,626
Granted	502,500
Vested	12,500
Forfeited	160,000
Non-vested at June 27, 2015	626,626
Granted	915,000
Vested	505,626
Forfeited	191,000
Non-vested at July 2, 2016	845,000
Granted	777,500
Vested	493,264
Forfeited	—
Non-vested at July 1, 2017	1,129,236

In determining the number of shares to request for approval under the Amendment, our Compensation Committee directed its compensation consultant, Compensia, to review current market practices in the use of equity compensation. The Compensation Committee also considered other material factors, including our recent share usage, anticipated hiring needs in the next two fiscal years, the potential dilution of the Amendment (as noted in the figures above), our current focus on granting full value awards (and therefore the importance of the fungible share ratio), our current stock price, recent experiences with respect to the value of equity awards expected by new hire candidates, and general guidance from the major proxy advisory firms (such as ISS) that our stockholders might consider in evaluating the Amendment. After reviewing this information in a subjective, non-formulaic fashion, our Compensation Committee decided to request that our stockholders approve an additional 8,000,000 shares be added to the Plan’s share reserve.

We currently anticipate that the shares requested, when combined with currently available reserves, will provide for grants in the ordinary course of business for up to two years. However, the proposed share reserve could last for a shorter or longer period of time, such as might be the case if we experience unexpected opportunities to grow the business beyond our current annual operating plan, if equity compensation practices within our compensation peer group change and require us to alter our current grant practices to remain competitive, or if our stock price changes materially. As noted elsewhere below, and consistent with the terms of our Plan and market practices, future benefits that may be granted to participants under the Plan are not determinable at this time.

Responsible Plan Features

•	The Plan does not require automatic acceleration of vesting upon a change in control of the Company, and allows the Board to provide for the continuation or cancellation of outstanding awards.

•	The Plan does not contain a liberal change in control definition.

•	The Plan does not permit liberal share recycling.

•	The Plan does not contain an evergreen provision permitting an automatic increase to the share reserve.

•	The Plan contains minimum vesting requirements.

•	The Plan contains reasonable director compensation limits.

•
The Plan provides that the exercise price of stock options or SARs will be no less than the fair market value of our shares of common stock on the date of grant (as adjusted for any changes in capitalization).

•	The Plan provides that dividend equivalents payable on awards will be subject to the same vesting restrictions as the underlying award.

•	The Plan prohibits repricing of underwater stock options and SARs without stockholder approval.

•	The Plan does not provide for tax "gross ups."

•	The Plan does not contain a provision for stock options with automatic “reload” rights.

Summary of the Material Provisions of the Plan

Share Reserve
If the Amendment is approved by our stockholders under this Proposal 2, subject to certain adjustments set forth in the Plan, the aggregate number of shares that may be issued pursuant to awards under the Plan will consist of (A) the authorized share reserve of 32,148,762 shares under the Plan plus (B) an additional 8,000,000 shares being requested under this Proposal 2 plus (C) the shares subject to awards (measured on the date of this Annual Meeting) granted under the 2004 Plan that expire or terminate for any reason prior to exercise or settlement, are forfeited because of the failure to vest in those shares, or are otherwise reacquired or withheld to satisfy a tax withholding obligation in connection with such awards if, as, and when such shares are subject to such events, which aggregate number of shares described in (A) through (C) will not exceed 40,881,796 shares. Full value awards granted under the Plan count as 1.4 shares for purposes of the share reserve. If any shares covered by an award granted under the Plan are forfeited, or if an award expires, terminates or is canceled (other than by reason of exercise or vesting), then the shares covered by the award will again be available for grant under the Plan. Shares withheld, tendered or otherwise used to satisfy a tax withholding obligation are not added back to the share reserve.

Limits on Award Size
The maximum number of shares of our common stock which may be subject to awards granted to any one participant during any calendar year is 1,000,000 shares. The maximum amount that may be paid to a participant in cash during any calendar year with respect to cash-based awards is $1,500,000. For clarity, these two limits, which were approved by our stockholders with the approval of the Fourth Amended and Restated 2001 Long-Term Stock Incentive Plan in January 2014, are intended to satisfy one of the requirements for deductibility of compensation under Code Section 162(m). These limits are equally applicable to awards granted under the Plan to our Board members.

In addition, if the Amendment is approved by our stockholders under this Proposal 2, the maximum aggregate number of shares that may be issued on the exercise of incentive stock options granted under the Plan is limited to 40,881,796 shares.

Limits on Awards for Non-Employee Directors

In addition to the limits on awards size described above, in any fiscal year, no non-employee director of the Company will be granted compensatory equity awards (under the Plan or any other stock plan of the Company) that have an aggregate grant date fair value (as determined by the Company for financial reporting purposes) that, when added to all retainers and meeting service fees earned by such director for service on the board of directors or any committee thereof (and excluding reasonable expenses incurred for such service) during such fiscal year, exceed $750,000 for such fiscal year.

Minimum Vesting Requirements
The Plan administrator generally must impose a minimum one year vesting period for equity awards. However, the Company may grant stock awards covering up to 5% of the sum of (i) the number of shares available for issuance under the Plan’s share reserve plus (ii) the number of shares that are returned to the share reserve from time to time that do not meet such vesting requirements. Nothing in the Plan will limit the Company’s ability to grant awards that contain rights to accelerated vesting on a termination of employment or service, or limit the Company’s powers at make adjustments to outstanding awards in the event of corporation transactions, including in connection with a change of control of the Company. In addition, if we acquire another entity, the Board may assume the compensatory equity awards of such entity, or grant substitute awards in respect of the target company’s awards, and as a result such assumed or substituted awards may not satisfy the minimum vesting criteria.

Administration
The Plan may be administered by the Board, our Compensation Committee, another duly authorized committee of the Board, or, in limited cases and subject to applicable law, by a committee of officers. In general, the plan administrator has the authority to: (i) designate participants; (ii) determine the types of awards, the number of shares covered by awards, and the terms and conditions of awards; (iii) interpret the Plan; (iv) amend, suspend, or waive provisions of the Plan; (v) appoint agents to help administer the Plan; and (vi) make any other determination that it deems necessary for the administration of the Plan. Decisions by the plan administrator are final and binding on all persons.

Eligibility
Under the Plan, we may grant awards to members of our Board and to the employees and consultants of Oclaro and its subsidiaries. Section 422 of the Code limits the granting of “incentive stock options” to qualifying employees of Oclaro and its subsidiaries. As of September 1, 2017, we had seven non-employee directors, and approximately 1,769 employees and 62 contingent workers worldwide. However, not all of our directors, employees or contingent workers have or will receive awards under the Plan.

Awards - Types and General Terms
We may grant stock options, stock appreciation rights (“SARs”), restricted stock, dividend equivalent rights, restricted stock units, and performance-based awards under the Plan. The plan administrator will determine the purchase or exercise price applicable to an award, which, together with any withholding taxes due, may generally be paid in cash, by tender of previously owned shares, by the withholding of shares otherwise issuable under the award, by withholding against other compensation due to the award recipient, or through the use of a broker-assisted sale of shares subject to the award. The plan administrator will approve the any vesting, exercise or issuance restrictions that apply to the award, which may be based on continued service and/or achievement of performance goals. Generally, we limit the transferability of awards granted under the Plan to transfers on death and divorce.

Stock Options & Stock Appreciation Rights
An option is the right to receive a share of stock on the future exercise of the option and payment of the exercise price. We may grant both “incentive stock options” as defined under Section 422 of the Code and nonqualified stock options under the Plan. A SAR is the right to receive payment (in cash, stock or a combination of the two) of an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the SAR over the grant price of the SAR.

Except as permitted in connection with certain mergers or acquisitions, and subject to the provisions of Code Sections 409A and 424(a), we may not grant stock options or SARs with an exercise price that is less than 100% of the fair market value of our common stock on the date of grant, or, in the case of a recipient of an incentive stock option who owns more than 10% of our stock, 110% of the fair market value at the time of grant. If an option fails to qualify as an incentive stock option, we will treat it as a nonqualified stock option. The plan administrator will determine the maximum life of options and SARs, which in no event may exceed seven years, or, in the case of a recipient of an incentive stock option who owns more than 10% of our stock on the date of grant, such term will not exceed five years.

No options or SARs may be repriced without stockholder approval (that is, we cannot amend an outstanding option or SAR to lower the exercise price or exchange an outstanding option or SAR for a new award with a lower exercise price). In addition, we may not exchange an outstanding option or SAR with an exercise price above the then current fair market value of our common stock for cash or another award, or take any other action that may be treated as a repricing under the listing requirements of Nasdaq.

Restricted Stock
An award of restricted stock is the issuance of shares of our common stock which are subject to restrictions on the right to retain or transfer such shares. We may grant eligible employees, consultants and directors under the Plan in such amounts and on such terms and conditions as determined by the plan administrator. Generally, holders of restricted stock have the right to vote such shares and receive dividends with respect to such shares (subject, in some cases, to the obligation to vest in the shares underlying such dividends).

Restricted Stock Units
Restricted stock units represent the right to receive a share of stock (or, if determined by the administrator, the cash equivalent) in the future. Restricted stock units are a derivative right, and therefore holders of restricted stock units do not have the power to vote the shares subject to their award or to receive actual dividends in respect of their units. However, we may grant dividend equivalent rights in connection with an award of restricted stock units.

Dividend Equivalent Rights
Dividend equivalents rights represent the right to receive the equivalent value (in cash or common stock) of the dividends paid on a share of our common stock during the term of the award. Generally, dividend equivalent rights are granted as to the number of shares that are subject to another award held by the recipient that otherwise would not be eligible to receive actual dividends (such as a restricted stock unit), and will vest and be earned subject to the same vesting conditions as the underlying award.

Performance-Based Awards
We may grant cash or equity awards under the Plan that are granted, vest or are payable based in whole or in part on the achievement of corporate and/or individual performance goals. We may, but are not required, to grant these awards on terms that meet the requirements for full deductibility of the compensation under Section 162(m) of the Code. If our Compensation Committee wishes to grant an award that is eligible to be “performance-based compensation” under Section 162(m) of the Code, then, with respect to any such award, the Compensation Committee will use good faith efforts to comply with Section 162(m) and the related regulations and guidance.

We are not required under the Plan to follow a specific performance formula using the same performance goal each year. Instead, we designed the Plan to allow our Compensation Committee the flexibility to select one or more goals from the list that our stockholders have previously approved, and to establish a formula for determining a payout based on achievement of those goals. By approving the Amendment, our stockholders are also approving the use of these same previously approved goals with respect to the additional shares being added to the share reserve under this Amendment. These goals are: (i) pre-tax income or after-tax income, adjusted or pro forma net income; (ii) earnings including operating income, net operating income, earnings before or after taxes, earnings before or after interest, and/or earnings before or after bonus, depreciation, amortization, and/or extraordinary or special items or earnings before interest, taxes and bonus; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets; (iv) operating income; (v) earnings or book value per share (basic or diluted); (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) revenues; (viii) net tangible assets (working capital plus property, plants and equipment) or return on net tangible assets (operating income divided by average net tangible assets) or working capital or average operating working capital or average operating working capital to sales (average operating working capital divided by sales); (ix) operating cash flow (operating income plus or minus changes in working capital less capital expenditures); (x) cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) sales or sales growth; (xii) operating margin or profit margin; (xiii) share price or total stockholder return; (xiv) earnings from continuing operations; (xv) cost targets, reductions or savings, productivity or efficiencies; (xvi) economic value added; (xvii) strategic business criteria; and (xviii) operational criteria.

The Compensation Committee may choose to measure performance based on absolute target values, growth, maintenance or limiting losses or values relative to peers or indices. The Compensation Committee may measure performance as compared to a prior period, and may select a period that is shorter or longer than one full fiscal year. The Compensation Committee may select and measure goals based on company-wide performance or that of one of our business units. Our Compensation Committee retains the discretion to reduce or eliminate any performance-based award that would otherwise be payable under the Plan.

Our Compensation Committee may provide that attainment of a performance goal will be measured by adjusting the evaluation of performance to exclude any one or more of: (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the write-down of any asset, (v) charges for restructuring and rationalization programs, (vi) non-cash compensation expense from stock compensation and (vii) one time charges or credits. Our Compensation Committee may also adjust or modify the calculation of the achievement of a performance goal to prevent the dilution or enlargement of the rights of an award holder: (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting

Oclaro, or the financial statements of Oclaro, or (c) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

Foreign Participants
For countries in which we and our subsidiaries operate or have persons eligible to participate in the Plan, the plan administrator has the power to determine which of our subsidiaries are covered by the Plan, to determine which of our directors, employees and consultants outside the U.S. are eligible to participate in the Plan, to modify the terms and conditions of any award granted to such eligible individuals to comply with applicable foreign laws, to establish subplans and modify any terms and procedures (with certain exceptions), and to take any action that it deems advisable with respect to local governmental regulatory exemptions or approvals.

Adjustments
If there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares of our stock or the share price of our stock, the plan administrator will make proportionate adjustments to reflect such change with respect to: (i) the aggregate number and type of shares that may be issued under the Plan and any limits on the size of individual awards or the maximum number of shares that may be issued as ISOs, (ii) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto), and (iii) the grant or exercise price per share for any outstanding awards under the Plan.

Change in Control
The Plan does not require automatic single trigger vesting on a change in control. Instead, on a “change in control” (as defined in the Plan), the plan administrator may, on such terms and conditions as it deems appropriate, take any of the following actions: terminate any award in exchange for an amount of cash, if any, that would have been attained on exercise of such award, replace any award with other rights or property, provide that any award be assumed or replaced by the successor, adjust the number and type of shares subject to the award, provide that any award is fully vested, exercisable, or payable or cannot be vested, exercisable, or payable before the change in control. Except as may otherwise be provided in any written agreement between the participant and us, if awards are not converted, assumed, or replaced by the successor, such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse. In addition, on or in anticipation of a change in control, the plan administrator may cause awards outstanding under the Plan to terminate if not exercised within a period of time determined by the plan administrator.

Expiration, Termination, and Amendment
The Plan will expire on, and no award may be granted under this Plan after, July 23, 2023. We are not asking stockholders to extend the life of the Plan by this Amendment. Our Board of Directors may terminate, amend, or modify the Plan at any time, subject to any requirements to also obtain stockholder approval of such actions under applicable law, regulation or stock exchange rule. On the expiration of the Plan, outstanding awards will remain in force according to the terms of the Plan and the applicable award agreement.

Federal Income Tax Aspects of Awards under the Plan
The following summary of the material U.S. federal income tax consequences of the Plan under current federal income tax law is intended for general information only. The summary is not a complete analysis of all of the potential tax effects of the Plan, and does not address the foreign, state or local income tax laws that apply to awards that are granted under the Plan.

Section 162(m). Under current U.S. federal income tax law, an employer may take a deduction for compensation paid to its workers if the compensation is an ordinary, necessary and reasonable business expense, and if the employer timely withholds applicable taxes and properly reports the amount earned. However, Section 162(m) of the Code limits an employer’s ability to take a deduction for compensation payable to “covered employees” in excess of $1,000,000 unless the compensation is awarded and paid in a manner that qualifies it as "performance-based compensation". The rules governing the deductibility of “performance-based compensation” are complex, but require, among other things, obtaining stockholder approval of the material terms of the “performance-based compensation”. We are seeking stockholder approval of the Amendment so that we may have the flexibility to grant “performance-based compensation” in the future using the shares that are the subject of the Amendment. However, we are not required to ensure that all compensation earned under the Plan is fully deductible under Section 162(m) of the Code. We reserve the right to grant and pay compensation to our “covered employees” and our other employees that is not fully deductible under the Code.

Incentive Stock Options. If an option qualifies for incentive stock option treatment, the optionee will recognize no ordinary income at grant or exercise of the option. Instead, the excess of the fair market value of the common stock at exercise over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee holds the shares for more than two years after grant of the option and more than one year after exercise of the option, then on the optionee’s sale or disposition of his shares, any gain will be taxed as capital gain. If the optionee disposes of his or her shares of common stock prior to the expiration of one or both of the above holding periods, the optionee generally will recognize ordinary income in an amount measured as the difference between the exercise price and the lower of the fair market value of the common stock at the exercise date or the sale price of the common stock. Any gain recognized on such a disposition of the common stock in excess of the amount treated as ordinary income will be characterized as capital gain. The Company will generally be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.

Nonstatutory Stock Options & SARs. A holder of a nonstatutory stock option or SAR will not recognize any taxable income at grant. Instead, on exercise or settlement, the holder will recognize ordinary income equal to the excess of the fair market value of the common stock underlying the award on the exercise date over the exercise price. The Company will generally be allowed a business expense deduction to the extent the holder recognizes ordinary income, subject to Sections 162(m) and 280G of the Code. On any subsequent sale of shares received in connection with exercise or settlement, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the common stock has been held for at least the applicable long-term capital gain period (currently more than one year).

Restricted Stock. Generally, a participant will not be taxed at the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, until such time as the restricted stock is no longer subject to the substantial risk of forfeiture or is otherwise freely transferable. At that time, the participant will be taxed on the difference between the fair market value of the common stock and the amount the participant paid, if any, for such restricted stock. However, the recipient of restricted stock under the Plan generally may make an election under Section 83(b) of the Code to be taxed as of the date of transfer of the restricted stock. The Company will generally be allowed a business expense deduction to the extent the holder recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.

Restricted Stock Units. The participant generally will not recognize taxable income at the time of the grant of restricted stock units. Instead, the holder will generally recognize ordinary income when the shares are issued under the award in an amount equal to the value of such shares at the time of issuance. The Company will generally be allowed a business expense deduction to the extent the holder recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.

Dividend Equivalents. A participant generally will not recognize taxable income at the time of the grant of dividend equivalents. Instead, the holder will generally recognize ordinary income at the time the compensation is paid under the award in an amount equal to the value of such payment. The Company will generally be allowed a business expense deduction to the extent the holder recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.

Other Tax Information. The Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. Special rules may apply to a participant who is subject to Section 16 of the Exchange Act.

Equity Compensation Plan Information

The following table summarizes our equity compensation plans as of July 1, 2017:

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Stock Units	Weighted-average Exercise Price of Outstanding Options (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	7,544,855	$7.84	13,580,956
Equity compensations plans not approved by security holders	—	—	—
	7,544,855	$7.84	13,580,956
_______________

(1)
The weighted-average exercise price does not take into account shares issuable upon the vesting of outstanding time-based and performance-based restricted stock unit awards, which have no exercise price.

New Plan Benefits

We cannot determine the specific amounts that may be awarded in the future, and the specific recipients of such amounts, under the Plan at this time, because the grant and actual payout of awards under the Plan is subject to the discretion of the plan administrator. No awards have been granted or promised from the shares that are the subject of the Amendment.

Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of additional shares of common stock under the Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amendment by our stockholders.
Required Vote

The affirmative vote of the holders of a majority in voting power of the shares of our common stock as of the record date that are present in person or represented by proxy and voting on this proposal at the Annual Meeting is required to approve Proposal 2.

Board Recommendation
The Board believes that the approval of the Amendment to the Plan is in the best interest of Oclaro and our stockholders and, therefore, unanimously recommends a vote "FOR" Proposal 2.

PROPOSAL 3
APPROVAL OF THE ADVISORY RESOLUTION APPROVING
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. The Board has adopted a policy to hold annual advisory votes on the compensation of our Named Executive Officers.
We are asking our stockholders (pursuant to Section 14A of the Securities Exchange Act of 1934) to provide advisory approval of the compensation of our Named Executive Officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 12. Our executive compensation programs are designed to enable us to attract, motivate and retain executives, who are critical to our success. These programs link compensation to the achievement of pre-established corporate financial performance objectives and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value. We urge our stockholders to review the Compensation Discussion and Analysis section of this proxy statement and related compensation tables for more information.
The Board believes that the information provided within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to align management’s interests with our stockholders’ interests to support long-term value creation.
The following resolution is submitted for a stockholder vote at the Annual Meeting:
RESOLVED, that on an advisory basis, the compensation of Oclaro’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, related narratives and descriptions of this proxy statement for the Annual Meeting is hereby approved.
The vote is advisory only, and therefore not binding on Oclaro, our Compensation Committee or the Board. Although non-binding, the vote will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the years to come.
Required Vote
The affirmative vote of the holders of a majority in voting power of the shares of our common stock as of the record date that are present in person or represented by proxy and voting on this advisory proposal at the Annual Meeting is required to approve Proposal 3.
Board Recommendation
The Board believes that the approval of the advisory resolution approving the compensation of our Named Executive Officers is in the best interest of Oclaro and our stockholders and, therefore, unanimously recommends a vote “FOR” Proposal 3.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY WITH WHICH WE
WILL HOLD FUTURE STOCKHOLDER ADVISORY VOTES ON
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In connection with the advisory vote on the compensation of our Named Executive Officers, Proposal 3, we are asking our stockholders to vote on the frequency with which we will hold future stockholder advisory votes on the compensation of our Named Executive Officers. Stockholders may vote, on an advisory basis, that such votes are held every year, every two years or every three years.  For our first say-on-frequency vote at our 2011 annual meeting of stockholders, the Board recommended an annual say-on-pay vote and our stockholders concurred, casting a majority of their votes in favor of a "1 Year" frequency. We have held a say-on-pay vote for each of the past five years accordingly.

We believe that it is important to give our stockholders the opportunity to assess and vote upon the compensation of our Named Executive Officers in a timely and regular manner. Accordingly, the Board believes that our stockholders should have the opportunity to voice their approval or disapproval of the compensation of our Named Executive Officers every year. The Board believes that annual votes will facilitate the highest level of accountability to and communication with our stockholders regarding our compensation philosophy, policies and practices. Further, an annual vote clearly ties the advisory vote on the compensation of our Named Executive Officers to the current year’s compensation disclosure and avoids the potential for confusion that exists with a biennial or triennial vote as to which year stockholders are being asked to evaluate and vote on.

This vote is advisory and is not binding on the Board. However, the Board highly values the opinions expressed by our stockholders and will consider the outcome of the vote when determining the frequency with which advisory votes on the compensation of our Named Executive Officers should be held. Stockholders are not being asked to approve or disapprove of the Board's recommendation, but rather to indicate their own preference among the frequency options.

We expect that our next vote on the advisory say-on-frequency proposal will occur at our 2023 annual meeting of stockholders.
Required Vote
The affirmative vote of the holders of a majority in voting power of the shares of our common stock as of the record date that are present in person or represented by proxy and voting on this proposal at the Annual Meeting is required to approve Proposal 4.

Board Recommendation

The Board believes that the approval of a "1 YEAR" frequency of the advisory vote on the compensation of our Named Executive Officers is in the best interest of Oclaro and our stockholders and, therefore, unanimously recommends a vote of "1 YEAR" on Proposal 4.

PROPOSAL 5
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018, subject to ratification by our stockholders at the Annual Meeting. If our stockholders do not ratify the selection of Grant Thornton LLP, our Audit Committee will reconsider the matter. A representative of Grant Thornton LLP, which has served as our independent registered public accounting firm since February 11, 2008, is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires. Even if the selection of Grant Thornton LLP is ratified, our Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Oclaro and its stockholders.
Required Vote

The affirmative vote of the holders of a majority in voting power of the shares of our common stock as of the record date that are present in person or represented by proxy and voting on this proposal at the Annual Meeting is required to approve Proposal 5.
Board Recommendation
The Board believes that the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018 is in the best interest of Oclaro and our stockholders and, therefore, unanimously recommends a vote “FOR” Proposal 5.

AUDIT MATTERS
Principal Accounting Fees and Services
The following table summarizes the fees of Grant Thornton LLP, our independent registered accounting firm, for the fiscal years ended July 1, 2017 and July 2, 2016. For the fiscal year ended July 1, 2017, audit fees include an estimate of amounts not yet billed by Grant Thornton LLP.

	Fiscal Year End
Fee Category	July 1, 2017	July 2, 2016
	(Thousands)
Audit fees (1)	$1,976	$1,977
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total fees	$1,976	$1,977

(1)
Audit fees consist of fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of our interim consolidated financial statements included in our quarterly reports, and other professional services provided in connection with statutory and regulatory filings or engagements.

AUDIT COMMITTEE REPORT
The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended July 1, 2017 and has discussed these consolidated financial statements with our management and independent registered public accounting firm.
The audit committee has also received from, and discussed with, Grant Thornton LLP, our independent registered public accounting firm, various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB).
The audit committee has received the written disclosures and the letter from the independent registered accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence. The audit committee has discussed with the independent registered public accounting firm its independence from Oclaro.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the Board that the audited consolidated financial statements be included in Oclaro’s Annual Report on Form 10-K for the fiscal year ended July 1, 2017.
By the audit committee of the Board of Directors of Oclaro, Inc.
Kendall Cowan, Chairman
Edward Collins
Marissa Peterson
Joel Smith III

Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. Our policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
The Audit Committee may delegate to each individual member of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on to the Audit Committee at its next meeting.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING
If a stockholder intends to submit a proposal for inclusion in the proxy statement and proxy card for our 2018 annual meeting, the stockholder must follow the procedures outlined in Rule 14a-8 under the Exchange Act. We must receive any proposals intended for inclusion in the proxy statement at our principal executive offices, Oclaro, Inc., 225 Charcot Avenue, San Jose, California 95131, Attention: Corporate Secretary, no later than May 30, 2018. While the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
If a stockholder wishes to present a proposal at the 2018 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, the stockholder must also give written notice to us at the address noted above. Our By-laws specify the information that must be included in any such notice, including (1) a brief description of the business desired to be brought before the annual meeting, the text relating to the business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our By-laws, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on our books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (3) the class and number of shares of stock which are owned, of record and beneficially, by the stockholder and beneficial owner, if any, (4) a description of all arrangements or understandings between such stockholder or such beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of the stockholder or such beneficial owner, if any, in such business, (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (6) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal and/or (y) otherwise to solicit proxies from stockholders in support of such proposal. Generally, we must receive this notice at least 90 days, but not more than 120 days, prior to the first anniversary of the preceding year’s annual meeting. As a result, the notice period for the 2018 annual meeting will begin on July 20, 2018 and end on August 19, 2018. However, if the 2018 annual meeting is scheduled to be held more than 20 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, the notice must be received no earlier than the 120th day prior to the 2018 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2018 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting is mailed or public disclosure of the date of such meeting is made, whichever occurs first. The adjournment or postponement of an annual meeting (or the public announcement thereof) will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. If the stockholder fails to provide timely notice of a proposal to be presented at the 2018 annual meeting, the proposal will be untimely, the chairman of the meeting may exclude the proposal from being brought before the meeting and the proxies designated by the Board will have discretionary authority to vote on such proposal should it be allowed to come before the meeting. Stockholders also have the right under our By-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the Board, by following the procedures set forth in this paragraph.
HOUSEHOLDING OF PROXY STATEMENT
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or 2017 Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our 2017 Annual Report and/or proxy statement to you if you write or call us at the following address or phone number: Oclaro, Inc., 225 Charcot Avenue, San Jose, California 95131, Attention: Stock Administrator, (408) 383-1400. If you would like to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.
FINANCIAL STATEMENTS AVAILABLE; INCORPORATION BY REFERENCE
A copy of our 2017 Annual Report, containing our audited consolidated financial statements for the fiscal year ended July 1, 2017, accompanies this proxy statement, but is not part of our soliciting materials. To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” or “Compensation Committee Report” to the extent permitted by the rules of the Commission will not be deemed incorporated, unless specifically provided otherwise in such filing.

OTHER MATTERS
The Board knows of no business that will be presented for consideration at the Annual Meeting other than that described above. Under our By-laws, the deadline for stockholders to notify us of any proposals or director nominations to be presented at the Annual Meeting has passed. However, if any other business should come before the Annual Meeting, including consideration of a motion to adjourn the Annual Meeting to another time or place (including for the purpose of soliciting additional proxies), it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

         We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse brokerage houses and other persons for their reasonable expenses in connection with this distribution. We have engaged Mackenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $20,000 in the aggregate.
This proxy statement contains statements regarding future individual and Company performance targets and Company goals. These targets and Company goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
We encourage you to attend the Annual Meeting in person. However, in order to make sure that you are represented at the Annual Meeting, we urge you to vote your shares over the Internet or by telephone as provided in the instructions on the proxy card, or complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. Stockholders who attend the Annual Meeting may vote their stock personally even though they have sent in their proxies.

By order of the Board of Directors,

Marissa Peterson
Chairman of the Board of Directors
September 27, 2017
San Jose, California

ANNEX A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

Oclaro provides supplemental non-GAAP financial measures to its investors as a complement to the most comparable GAAP measures.  The GAAP measure most directly comparable to non-GAAP operating income is operating income. The GAAP measure most directly comparable to non-GAAP net income and Adjusted EBITDA is net income.  An explanation and reconciliation of these non-GAAP financial measures to GAAP information is set forth below.

Oclaro believes that providing non-GAAP measures to its investors, in addition to corresponding income statement measures, provides investors the benefit of viewing Oclaro’s performance using the same financial metrics that the management team uses in making many key decisions and evaluating how Oclaro’s “core operating performance” and its results of operations may look in the future. Oclaro defines “core operating performance” as its ongoing performance in the ordinary course of its operations. Items that are non-recurring or do not involve cash expenditures, such as impairment charges, income taxes, restructuring and severance programs, costs relating to specific major projects (such as acquisitions), non-cash compensation related to stock and options, and impairment of fixed assets and inventory and related expenses, are not included in Oclaro’s view of “core operating performance.”

Management does not believe these items are reflective of Oclaro’s ongoing core operations and accordingly excludes those items from non-GAAP operating income, non-GAAP net income and Adjusted EBITDA. Additionally, this non-GAAP measure has historically been presented by Oclaro as a complement to its most comparable GAAP measure, and Oclaro believes that the continuation of this practice increases the consistency and comparability of Oclaro’s earnings.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Adjusted EBITDA

Adjusted EBITDA is calculated as net income excluding the impact of income taxes, net interest income/expense, depreciation and amortization, net gains/losses on foreign currency transactions, as well as restructuring, acquisition and related costs, non-cash compensation related to stock and options, and other unusual one-time charges, specifically identified in the non-GAAP reconciliation schedules set forth below. Oclaro uses Adjusted EBITDA in evaluating Oclaro’s historical and prospective cash usage, as well as its cash usage relative to its competitors. Specifically, management uses this non-GAAP measure to further understand and analyze the cash used in/generated from Oclaro’s core operations. Oclaro believes that by excluding these non-cash and non-recurring charges, more accurate expectations of its future cash needs can be assessed in addition to providing a better understanding of the actual cash used in or generated from core operations for the periods presented. Oclaro further believes that providing this information allows Oclaro’s investors greater transparency and a better understanding of Oclaro’s core cash position.

Free Cash Flow

Free cash flow is calculated as Adjusted EBITDA less capital expenditures.

A - 1

	First Half Fiscal 2017	Second Half Fiscal 2017	First Half Fiscal 2016	Second Half Fiscal 2016
	(Thousands)
Reconciliation of GAAP operating income to non-GAAP operating income:
GAAP operating income	$51,341	$67,627	$580	$15,262
Stock-based compensation	5,032	6,163	4,367	3,834
Amortization of other intangible assets	485	301	501	494
Restructuring, acquisition and related (income) expense, net	393	(333)	38	(13)
(Gain) loss on sales of property and equipment	(111)	(19)	167	(135)
Non-GAAP operating income	$57,140	$73,739	$5,653	$19,442

Reconciliation of GAAP net income to non-GAAP net income and Adjusted EBITDA:
GAAP net income (loss)	$33,618	$94,241	$(3,353)	$11,933
Stock-based compensation	5,032	6,163	4,367	3,834
Amortization of other intangible assets	485	301	501	494
Restructuring, acquisition and related (income) expense, net	393	(333)	38	(13)
Payments related to the interest make-whole charge and induced conversion expense on the convertible notes (1)	13,250	—	—	—
Other (income) expense items, net	(350)	(460)	(470)	(465)
(Gain) loss on sales of property and equipment	(111)	(19)	167	(135)
(Gain) loss on foreign currency translation	3,842	(190)	(4)	2,366
Income tax effect (2)	127	(25,881)	254	(284)
Non-GAAP net income	$56,286	$73,822	$1,500	$17,730
Income tax provision (benefit)	316	392	1,630	(751)
Interest (income) expense, net	538	(475)	2,523	2,463
Depreciation expense	9,683	11,074	7,539	8,219
Adjusted EBITDA	$66,823	$84,813	$13,192	$27,661

Free cash flow:
Adjusted EBITDA	$66,823	$84,813	$13,192	$27,661
Capital expenditures	32,569	40,117	12,129	24,051
Free cash flow	$34,254	$44,696	$1,063	$3,610

(1) Interest income (expense), net for the fiscal 2017 includes $13.3 million in make-whole and inducement expenses related to the exchanges for all the Company's outstanding 6.00% Convertible Senior Notes.
(2) Income tax provision (benefit) includes a $25.7 million benefit relating to the release of a valuation reserve on net operating losses and other net deferred tax assets in our Japan subsidiary in the second half of fiscal 2017.

A - 2

ANNEX B

Oclaro, Inc.
Fifth Amended and Restated
2001 Long-Term Stock Incentive Plan
(as amended on July 26, 2017)

This Fifth Amended and Restated 2001 Long‑Term Stock Incentive Plan (as amended from time to time, the “Plan”) is effective as of the date it is approved by the Company’s stockholders at the annual meeting of the Company’s stockholders held in November 2016 (the “2016 Effective Date”). The Plan was most recently amended by the Board on July 26, 2017 to, among other changes, (i) add 8,000,000 additional Shares to the Share Reserve and (ii) amend Sections 8(c) and 9(b) to provide that any dividend equivalents payable with respect to an equity award may only be earned upon vesting of shares underlying the equity award.

SECTION 1.Purpose. The Board intends that this Plan will help to: (i) attract and retain exceptional officers and other key employees, consultants and directors; (ii) motivate such individuals by means of equity incentives (including performance-based awards) to achieve the Company’s goals and (iii) enable such individuals to participate in the long-term growth and financial success of the Company.

SECTION 2.Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
“2004 Plan” means the Company’s Amended and Restated 2004 Stock Incentive Plan.

“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by, or controls, the Company and (ii) only to the extent that it would not result in a violation of any applicable laws or regulations, any entity in which the Company has a significant equity interest, or any entity that, with the Company, is under the common control of another entity. Affiliate status is determined by the Committee.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Other Stock-Based Award.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” means and includes each of the following:

For Awards granted prior to July 23, 2012:

(i)A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, Hitachi, Ltd., an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d‑3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described herein) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(a)Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(b)After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)The Company’s stockholders approve a liquidation or dissolution of the Company.

For Awards granted on or after July 23, 2012: an event or occurrence set forth in any one or more of subsections (i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(i)    The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (any such individual, entity or group, a “person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such “person” beneficially owns (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the “person” exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of subsection (b)(iii) below;

(ii)    Such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the date of the execution of this Agreement or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(iii)    The consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (B) no “person” (excluding any employee benefit plan (or related trust)

maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, thirty percent (30%) or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

For all Awards, whether granted prior to, on or after July 23, 2012, the Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean either (i) the Board or (ii) a committee of the Board (including a subcommittee of a committee of the Board) designated by the Board (or the committee of the Board) to administer the Plan. The Company shall be mindful of the limitations of Board authority as well as on delegation of authority permitted under Rule 16b 3 under the Exchange Act, Section 162(m) of the Code, and other rules and regulations that govern authority to grant or amend Award or administer the Plan.

“Company” shall mean Oclaro, Inc., together with any successor thereto.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an employee, director or consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an employee, consultant or director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service. If the entity for which a Participant is rendering services ceases to qualify as an Affiliate, such Participant’s Continuous Service will be considered to have terminated on the date such entity ceases to qualify as an Affiliate. To the extent permitted by law, the Committee or the chief executive officer of the Company, in that party’s discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Committee or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. A leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement applicable to the Participant, or as otherwise required by law. In addition, if required for exemption from or compliance with Section 409A of the Code, the determination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

“Covered Employee” means an employee who is, or is reasonably likely to be, a “covered employee” within the meaning of Section 162(m) of the Code.

“Director Award Election” shall have the meaning set forth in Section 8(f).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any given date, (a) if the Shares are traded on an exchange, the closing price of a Share as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if the Shares are not traded on an exchange but are quoted on a quotation system, the mean between the closing representative bid and asked prices for a Share on such date, or if no sale occurred on such date, the first date immediately prior to such date on which sales prices or bid and asked prices, as applicable, are reported by such quotation system; or (c) if the Shares are not publicly traded, the fair market value established by the Committee acting in good faith.

“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Independent Director” means a member of the Board who is not an employee of the Company.

“Independent Director Grant” shall mean and include, for Awards prior to July 23, 2012, any of an Initial Grant, Pro Rata Grant, December 2007 Grant, or Annual Grant as set forth in Section 8(e) of the Plan.

“Newly Elected Independent Director” shall have the meaning set forth in Section 8(e).

“Non‑Employee Director” means a member of the Board who qualifies as a “Non‑Employee Director” as defined in Rule 16b‑3(b)(3) under the Exchange Act, or any successor rule.

“Non-Qualified Stock Option” shall mean a right to purchase Shares from the Company that is not intended to be, or that does not otherwise qualify as, an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” shall mean any right granted under Section 9 of the Plan.

“Participant” shall mean any officer or other key employee, consultant or director of the Company or its Subsidiaries eligible for an Award under Section 5 and selected by the Committee to receive an Award under the Plan.

“Performance-Based Award” means an Award granted to a Participant, the grant of which, the vesting of which, or the determination of the size of which is contingent, in whole or in part, on the achievement of performance, including but not limited to Performance Goals. A Performance-Based Award may be denominated in cash or Shares.

“Performance Bonus Award” is a cash-based Award that has the meaning set forth in Section 10(a) hereof.

“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: (i) pre‑tax income or after‑tax income, adjusted or pro forma net income; (ii) earnings including operating income, net operating income, earnings before or after taxes, earnings before or after interest, and/or earnings before or after bonus, depreciation, amortization, and/or extraordinary or special items or earnings before interest, taxes and bonus; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets; (iv) operating income; (v) earnings or book value per share (basic or diluted); (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) revenues; (viii) net tangible assets (working capital plus property, plants and equipment) or return on net tangible assets (operating income divided by average net tangible assets) or working capital or average operating working capital or average operating working capital to sales (average operating working capital divided by sales); (ix) operating cash flow (operating income plus or minus changes in working capital less capital expenditures); (x) cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) sales or sales growth; (xii) operating margin or profit margin; (xiii) share price or total shareholder return; (xiv) earnings from continuing operations; (xv) cost targets, reductions or savings, productivity or efficiencies; (xvi) economic value added; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, financial management, project management, supervision of litigation, information technology, or goals relating to mergers and acquisitions, divestitures, joint ventures or similar transactions and integration of acquired companies and (xviii) operational criteria, consisting of one of more of objectives based on yield improvement, scrape reduction and cycle time reductions, any of which may be measured either in absolute terms, by comparison to comparable performance in an earlier period or periods, or as compared to results of a peer group, industry index, or other company or companies. Such Performance Criteria: (A) may vary by Participant and may be different for different Awards; (B) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (C) if intended to comply with the requirements of Code Section 162(m), shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). The Committee may specify that such Performance Criteria shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the write-down of any asset, (v) charges for restructuring and rationalization programs, (vi) non‑cash compensation expense from stock compensation and (vii) one‑time charges or credits. The Performance Criteria may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be paid and a maximum level of performance above which no additional payment will be made. For Awards not intended to satisfy Code Section 162(m), the Committee may select other performance measures and may specify other means of adjustment. For Awards intended to satisfy Code Section 162(m), the Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

“Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

“Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Prior Effective Date” means July 23, 2013.

“Prior Plan” means the Company’s Fourth Amended and Restated 2001 Long-Term Stock Incentive Plan.

“Restricted Stock” shall mean any Share granted under Section 8 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan. A Restricted Stock Unit that is subject to performance conditions, including but not limited to Performance Goals, is sometimes referred to as a “Performance Unit” or a “Performance Stock Unit”.

“Share Reserve” shall have the meaning specified in Section 4(a).

“Shares” shall mean shares of common stock of the Company, par value $.01 per share, or such other securities of the Company (i) into which such common shares shall be changed by reason of a recapitalization, merger, consolidation, split‑up, combination, exchange of shares or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 13(b).

“Stock Appreciation Right” or “SAR” shall mean any right granted under Section 7 of the Plan to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the grant price of the SAR as set forth in the applicable Award Agreement.

“Subsidiary” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) only to the extent that it would not result in a violation of any applicable laws or regulations, any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Substitute Awards” shall have the meaning specified in Section 4(g).

SECTION 3.Administration.

(a)Committee. The Board, at its discretion or as otherwise necessary to comply with the requirements of Section 162(m) of the Code, Rule 16b‑3 promulgated under the Exchange Act or to the extent required by any other applicable rule or regulation, may delegate administration of the Plan to a committee of members of the Board and, if permitted by law, to a committee composed of officers of the Company. Unless otherwise determined by the Board, any committee of the Board that administers the Plan shall consist solely of two or more members of the Board each of whom is an “outside director,” within the meaning of Section 162(m) of the Code, a Non‑Employee Director and an

“independent director” under the rules of the NASDAQ Global Market (or other principal securities market on which Shares are traded). Notwithstanding the foregoing: the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in this Plan with respect to such Awards shall be deemed to refer to the Board. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. Committee members may resign from serving on a committee that administers the Plan at any time by delivering written notice to the Board, and the Board will appoint Persons to fill those vacancies.

(b)Governance of the Committee. Any committee acting as the Committee shall be subject to any charter for such Committee approved by the Board. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in Section 3(a) or otherwise provided in the charter of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

(c)Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret, administer or reconcile any inconsistency, correct any default and/or supply any omission in the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(d)Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder.

(e)No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder. For clarity, neither the Company nor any member of the Committee will be liable to any Person for failure to cause an Award to comply with Code Section 162(m).

SECTION 4.Shares Available for Awards.

(a)Shares Available. Subject to adjustment as provided in Section 13, the aggregate number of Shares that may be issued pursuant to Awards shall consist of the authorized share reserve of 40,148,762 Shares, plus the Shares subject to awards (measured at the 2016 Effective Date) granted under the 2004 Plan that expire or terminate for any reason prior to exercise or settlement, are forfeited because of the failure to vest in those Shares, or are otherwise reacquired or withheld (other than to satisfy a tax withholding obligation in connection with such awards) if, as, and when such shares are subject to such events, which aggregate number of Shares will not exceed 40,881,796 Shares (the “Share Reserve”). This Share Reserve is subject to adjustment to reflect any stock split on or before the 2016 Effective Date. Full value awards granted under the Plan, after November 14, 2014, shall count as 1.4 Shares for purposes of the share limits under the Plan. Any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting), then the Shares covered by such Award shall again be, or shall become, Shares with respect to which Awards may be granted hereunder (and for the avoidance of doubt, after the Effective Date, any Shares covered by full value awards shall be returned to the Plan as 1.4 Shares for purposes of the share limits under the Plan). For the avoidance of doubt, Shares withheld, tendered or otherwise used to satisfy a tax withholding obligation will not be added back to the Share Reserve.

(b)Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 13, (1) the maximum number of Shares that may be granted to any one Participant under one or more Awards that are denominated in Shares during any calendar year shall be 1,000,000 Shares, and (2) the maximum amount that may be paid in cash during any calendar year with respect to any Award which is denominated in cash shall be $1,500,000. For clarity, these two limits, which were approved by the Company’s stockholders in connection with the approval of the Prior Plan in January 2014, are intended to satisfy the requirements of Code Section 162(m), and are equally applicable to Awards granted under this Plan to Independent Directors.

(c)Limitation for Incentive Stock Options. Notwithstanding anything in this Section 4 or elsewhere in this Plan to the contrary and subject to adjustment as provided in Section 13 of this Plan, the aggregate number of Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 33,444,198.

(d)Limitation on Awards for Independent Directors. In addition to the limitation set forth in Section 4(b) above, in any fiscal year, no Independent Director will be granted compensatory equity awards (under this Plan or any other stock plan of the Company) that have an aggregate grant date fair value (as determined by the Company for financial reporting purposes) that, when added to all retainers and meeting service fees earned by such Independent Director for service on the Board or any committee thereof (and excluding reasonable expenses incurred for such service) during such fiscal year, exceed $750,000 for such fiscal year (the “Director Compensation Limit”). If the Company determines that the sum of such equity awards and cash compensation with respect to an Independent Director exceed the Director Compensation Limit, the affected Independent Director shall return the excess compensation to the Company within 30 days after receiving written notice of such overpayment, with such reimbursement made from the number of Shares granted to the Independent Director that had a grant date fair value in excess of the Director Compensation Limit.

(e)Minimum Vesting Requirements. In general, no Award granted on or after the 2016 Effective Date may vest, in the ordinary course, prior to the first anniversary of the date of grant of the Award. However, up to 5% of (i) the number of shares available for issuance under the Share Reserve as of the 2016 Effective Date plus (ii) the number of shares that are returned to the Share Reserve from time to time pursuant to Awards that are forfeited, or have expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting), including Awards outstanding on the 2016 Effective Date, may be subject to Awards granted on or after the 2016 Effective Date that do not meet such vesting requirements. Nothing in this Section 4(e) shall limit the Company's ability to grant Awards that contain rights to accelerated vesting on a termination of employment or service, or limit the Company's powers under Section 13. In addition, the minimum vesting criteria set forth in this Section 4(e) shall not apply to Awards granted pursuant to an assumption of or substitution for another stock award (which stock award was granted by another Person) in connection with a Change in Control or acquisition by the Company of the other Person.

(f)No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the grant or exercise price of any Award.

(g)Substitute Awards. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(h)Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5.Eligibility and Participation.

(a)Eligibility. Any officer or other employee, consultant or director of the Company or any of its Subsidiaries shall be eligible to be designated a Participant under the Plan.

(b)Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees, consultants or Independent Directors, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which such employees, consultants or Independent Directors outside the United States are eligible to participate in the Plan, subject to Section 5(a) above; (iii) modify the terms and conditions of any Award granted to such employees, consultants or Independent Directors outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 4(a) and 4(b) of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

SECTION 6.Stock Options.

(a)Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price therefor and the conditions and limitations applicable to the exercise of the Option, which terms shall be set forth in the applicable Award Agreement. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non‑Qualified Stock Options, or to grant both types of Options. Incentive Stock Options may only be granted to employees of the Company or employees of any “parent corporation” or “subsidiary corporation” thereof (within the meaning of Sections 424(e) and (f), respectively, of the Code), and the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. All Options when granted under the Plan are intended to be Non‑Qualified Stock Options, unless the written approval by the Committee of such Award and the applicable Award Agreement expressly state that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Non‑Qualified Stock Option appropriately granted under the Plan (provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Non‑Qualified Stock Options).

(b)Exercise Price. The exercise price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, that the exercise price for any Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant. However, an Option may be granted with an exercise price lower than 100% of the Fair Market Value if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right (which option or right was granted by another Person) in connection with a Change in Control or acquisition by the Company the other Person, and in a manner consistent with the provisions of Section 409A and, if applicable, Section 424(a) of the Code.

(c)Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d)Term of Options. The Committee shall determine the term of each Option; provided that such term shall not exceed seven years.

(e)Payment.

(i)    No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate exercise price therefor and any related tax is received by the Company. Such payment may be made in cash or its equivalent, or, with the consent of the Committee (w) by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest), (x) at any time that the Shares are publicly traded on a nationally recognized stock exchange or stock market or quoted on an interdealer quotation system, through delivery of irrevocable instructions to a broker (as selected or approved by the Committee) to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price, (y) if an Option is a Non-Qualified Stock Option, by a “net exercise” arrangement by which the Company will reduce the number of Shares received upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price, coupled with a cash payment for any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Shares to be issued (and for clarity, these Shares used to pay the exercise price will be issued at exercise, and then immediately reacquired by the Company) or (z) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such aggregate exercise price. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(ii)    Wherever in this Plan or any Award Agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(f)Incentive Stock Options. The terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the other requirements of this Section 6, must comply with the provisions of this Section 6(f).

(i)    Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non‑Qualified Stock Options.

(ii)    Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(iii)    Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non‑Qualified Stock Option.

SECTION 7.Stock Appreciation Rights.

(a)Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof, which terms shall be set forth in the applicable Award Agreement. Notwithstanding the foregoing, in no event shall the per share grant price of a Stock Appreciation Right be less than 100% of the Fair Market Value of a Share on the date of grant. However, a Stock Appreciation Right may be granted with a grant price lower than 100% of the Fair Market Value if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right (which option or right was granted by another Person) in connection with a Change in Control or acquisition by the Company the other Person, and in a manner consistent with the provisions of Section 409A and, if applicable, Section 424(a) of the Code. Stock Appreciation Rights shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time.

(b)Exercise and Payment. A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of a Share on the date the Stock Appreciation Right is exercised over (B) the per Share grant price of the Stock Appreciation Right and (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose. The Committee shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(c)Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

SECTION 8.Restricted Stock and Restricted Stock Units.

(a)Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards, which terms shall be set forth in the applicable Award Agreement.

(b)Transfer Restrictions. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates to the Participant or the Participant’s legal representative.

(c)Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid to the Participant in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Dividends paid on any Shares of Restricted Stock will be withheld by the Company subject to vesting of the Shares of Restricted Stock pursuant to the terms of the applicable Award Agreement, and may be reinvested in additional Shares of Restricted Stock or converted into Restricted Stock Units, which additional Shares or Restricted Stock Units will be subject to the same vesting restrictions as the underlying Award. The Committee may, but is not required to, grant dividend equivalent rights in respect of Restricted Stock Units; provided, however, that such dividend equivalent rights will be subject to the same vesting conditions as the related Restricted Stock Units and will be earned only upon the vesting of such Restricted Stock Units. Unless otherwise expressly stated in the Award Agreement, Restricted Stock Units will not be granted with accompanying dividend equivalent rights.

(d)Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Restricted Stock or Restricted Stock Units; provided, however, that such price shall not be less than the par value of a Share on the date of grant, unless otherwise permitted by applicable state law.

(e)Independent Director Grants. Nothing in this Plan amends the terms of Awards granted to Independent Directors granted prior to July 23, 2012. For Awards granted on or after July 23, 2012 the type and number of Awards shall be determined by the Board from time to time.

(f)Timing of Payment for Independent Director Grants. Each Independent Director Grant of Restricted Stock Units granted prior to July 23, 2012 provides that the cash, Shares or other securities or property payable in respect of the vested Restricted Stock Units shall be paid to the Independent Director upon the earliest to occur of (i) a “change in control event” (within the meaning of Section 409A of the Code), (ii) such director’s “separation from service” from the Company (within the meaning of Section 409A of the Code), and (iii) such director’s death; provided, however, that no such payment shall be made to an Independent Director during the 6‑month period following such Independent Director’s separation from service if such Independent Director is a “specified employee” at the time of such separation from service (as determined by the Company in accordance with Section 409A of the Code) and the Company determines that paying such amounts at the time or times set forth in this subsection (f) would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such 6‑month period, the Company shall pay the Independent Director the cumulative payments that would have otherwise been payable to the Independent Director during such 6‑month period.

(g)Reserved.

(h)Independent Director Grant Compliance with Section 409A. Any Independent Director Grant that constitutes, or provides for, a deferral of compensation subject to Section 409A of the Code shall satisfy the requirements of Section 409A of the Code and this Section 8, to the extent applicable. The Award Agreement with respect to such Award shall incorporate the terms and conditions required by Section 409A of the Code and this Section 8. Without limiting the generality of the foregoing, the time or schedule of any distribution or payment of any cash, Shares or other securities or property payable in respect of vested Restricted Stock Units subject to Section 409A of the Code shall not be accelerated, except as otherwise permitted under Section 409A(a)(3) of the Code and the Treasury Regulations thereunder.

SECTION 9.Other Stock‑Based Awards.

(a)General. The Committee shall have authority to grant to Participants an “Other Stock‑Based Award,” which shall consist of any right which is (i) not an Award described in Sections 6 through 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock‑Based Award, including the price, if any, at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan.

(b)Dividend Equivalents. In the sole and complete discretion of the Committee, an Award, whether made as an Other Stock-Based Award under this Section 9 or Section 8, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property; provided, however, that such dividends or dividend equivalent rights will be subject to the same vesting conditions as the related Other Stock-Based Award and will be earned only upon the vesting of such Other Stock-Based Award.

(c)Form of Payment. Payments with respect to any Awards granted under this Section 9 shall be made in cash, in Shares or a combination of both, as determined by the Committee.

SECTION 10.Performance-Based Awards.

(a)Performance Bonus Awards. The Committee may grant an Award under this Plan that is a cash bonus payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee (such an Award, a “Performance Bonus Award”). Performance Bonus Awards are a type of Performance-Based Award. A Performance Bonus Award may, but need not, be granted in a manner that complied with Code Section 162(m).

(b)Procedures with Respect to Performance-Based Awards. If the Committee wishes to grant an Award that is eligible to be “performance-based compensation” under Section 162(m)(4)(C) of the Code, then, with respect to any such Award, the Committee will use good faith efforts to comply with Code Section 162(m) and the related regulations and guidance. For example, if necessary, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (i) the date ninety (90) days following the commencement of the applicable Performance Period and (ii) the date on which 25% of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Similarly, if necessary, prior the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Performance Goals and any other materials terms under such Award have been satisfied. As permitted under Section 162(m), the Committee may exercise negative discretion to reduce the number of Shares, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals. For clarity, this paragraph recites the requirements of Code Section 162(m) as a convenience to the reader, and does not create any new obligations beyond such requirements, nor does it create any obligation to grant awards that satisfy Code Section 162(m).

(c)Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and that the Committee intends to qualify as “performance-based compensation” under Section 162(m) of the Code shall be subject to the additional applicable limitations set forth in Section 162(m) of the Code and the regulations or rulings issued thereunder that are requirements for qualification as “performance-based compensation” under Section 162(m)(4)(C) of the Code. This Plan incorporates these requirements by reference to the extent necessary to satisfy Code Section 162(m).

SECTION 11.Amendment and Termination.

(a)Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time. However, any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. In addition, to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required. For example, under current laws and regulations, stockholder approval would generally be required for any amendment to the Plan that (A) increases the number of shares available under the Plan (other than any adjustment as provided by Section 13), (B) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant; (C) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant.

(b)Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(c)Prohibition on Repricing. Subject to Section 13, the Committee may not, without the approval of the Company’s stockholders, take any action with respect to Awards that would constitute a “repricing” within the meaning of the rules and listing standards of The Nasdaq Stock Market (or such other principal national securities market or exchange on which the Shares are then listed).

SECTION 12.General Provisions.

(a)Nontransferability.

(i)Each Award, and each right under any Award, shall be exercisable only by the Participant, except that upon death or disability of a Participant, if permissible under applicable law, it shall be exercisable by the Participant’s legal guardian or representative. The Company may, but is not required to, permit transfer of an Award on divorce or other legal dissolution of a marriage or legally recognized partnership (e.g., civil union), except to the extent such transfer required (and permitted) by applicable law.

(ii)Unless otherwise specified in an Award Agreement, no Award may be transferred or assigned by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported transfer or assignment shall be void and unenforceable against the Company or any Affiliate; provided that the written designation of a beneficiary on death or disability by legally recognized means that is approved by the Committee shall not constitute a transfer or assignment.

(b)No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(c)Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d)Withholding.

(i)A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise or payments of any Award.

(ii)Without limiting the generality of clause (i) above, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Award a number of Shares with a Fair Market Value equal to such withholding liability. Notwithstanding any other provision of the Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) is permitted by the Committee.

(iii)Notwithstanding any provision of this Plan to the contrary, in connection with the transfer of an Award pursuant to Section 11(a) of the Plan, the transferee shall remain liable for any withholding taxes required to be withheld upon the exercise of such Award by such transferee.

(e)Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(f)No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(g)No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or any other written agreement between such Participant and the Company.

(h)No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Stock.

(i)Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of: (i) the State of New York, without regard to principles of conflicts of laws for all Awards granted prior to July 23, 2012; and (ii) the State of Delaware, without regard to principles of conflicts of laws for all Awards granted on or after July 23, 2012.

(j)Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(k)Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b‑3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.

(l)Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(m)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(n)No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o)Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(p)Paperless Exercise. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless exercise of Awards by a Participant may be permitted through the use of such an automated system.

(q)Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause. The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”

(r)Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet or other shared electronic medium controlled by the Company to which the Participant has access.

(s)Change in Time Commitment. If a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion (and without the need to seek or obtain the consent of the affected Participant) to (x) make a corresponding reduction in the number of Shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced.

SECTION 13.Changes in Capital Structure and Corporate Transactions.

(a)In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin‑off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the Share price, the Committee shall make proportionate adjustments to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 4(a), 4(b) and 4(c)); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iii) the grant or exercise price per share for any outstanding Awards under the Plan.

(b)In the event of a Change in Control or any transaction or event described in Section 13(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13(b) the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv)To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v)To provide that the Award cannot vest, be exercised or become payable after such event.

(c)Acceleration Upon a Change in Control. Notwithstanding the foregoing, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.

SECTION 14.Expiration Date.

(a)Expiration Date. This Oclaro, Inc. Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan will expire on, and no Award may be granted pursuant to this Plan after, the tenth anniversary of the Prior Effective Date - that is, July 23, 2023. Any Awards that are outstanding on the tenth anniversary of such date shall remain in force according to the terms of this Plan and the applicable Award Agreement.

OCLARO, INC.
Attn: Stockholder Administration
225 Charcot Avenue
SAN JOSE, CA 95131

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Oclaro, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Edward Collins 02 Denise Haylor 03 Willliam L. Smith

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. To conduct an advisory vote on the frequency with which we will hold future stockholder advisory votes on the compensation of our named executive officers; and	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

For address change/comments, mark here. (see reverse for instructions) ☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000344395_1 R1.0.1.17

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

OCLARO, INC.
Annual Meeting of Stockholders
November 17, 2017 8:00 a.m., local time
This proxy is solicited by the Board of Directors of Oclaro, Inc. (the "Company")

The undersigned, having received notice of the annual meeting of stockholders and the proxy statement thereof and revoking all prior proxies, hereby appoints Greg Dougherty, Peter Mangan and David Teichmann (each with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held on November 17, 2017 at the Company's headquarters, 225 Charcot Avenue, San Jose, California, and any adjourned or postponed session thereof, and vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present thereat.

Attendance of the undersigned at the annual meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicate(s) the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually. Unless voting these shares by the Internet or telephone, please vote, date and sign on the reverse side and return promptly in the enclosed postage pre-paid envelope. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000344395_2 R1.0.1.17

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